Exhibit 10.1

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

AMONG

GATOS SILVER, INC.

AND

DOWA METALS & MINING CO., LTD.

AND

OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V

AND

MINERA PLATA REAL, S. DE R.L. DE C.V.

DATED AS OF

DECEMBER 19, 2024

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6.5	Limitation of Authority	23
6.6	Delegation of Authority; Officers	23
6.7	Other Positions or Representations	23
6.8	Operations Committee	24
6.9	Technical Committee	24
6.10	No Restriction on Competition	24

ARTICLE 7 – MANAGEMENT OF OPCO		25

7.1	Management Structure	25
7.2	Officers	25

ARTICLE 8 – OPCO BOARD OF MANAGERS		25

8.1	Board	25
8.2	Chairman	25
8.3	Meetings of OpCo Board	26
8.4	Major Decisions	27
8.5	Limitation of Authority	27
8.6	Delegation of Authority; Officers	27
8.7	Other Positions or Representations	27

ARTICLE 9 – PARTNER MEETINGS		27

9.1	Meetings of the Partners	27

ARTICLE 10 – SERVICE PROVIDER		29

10.1	Service Provider	29

ARTICLE 11 – A&R OFFTAKE AGREEMENT, PRODUCTION AND PRODUCT QUALITY		30

ARTICLE 12 – PROGRAMS AND BUDGETS		31

12.1	Operations Pursuant to Programs and Budgets	31
12.2	Presentation of Programs and Budgets	31
12.3	Review and Approval of Proposed Programs and Budgets	31
12.4	Budget Overruns; Program Changes	32
12.5	Sole-Funding Right for Expansions and Modifications	32

ARTICLE 13 – DIVIDENDS		33

13.1	Dividends by the Joint Venture Entities	33
13.2	Changes to Distribution Policy	34
13.3	Dividends as Default Method of Distribution	34

ARTICLE 14 – ACCOUNTING/REPORTING		34

14.1	Fiscal Year	34
14.2	Location of Records	34
14.3	Financial Records	34

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14.4	Audits	34
14.5	Monthly Statements	35
14.6	Other Reporting Requirements	35

ARTICLE 15 – INDEMNIFICATION AND INSURANCE		35

15.1	Indemnification by the Joint Venture Entities	35
15.2	Right of Partners to Contribution	36
15.3	Indemnification by the Partners	36
15.4	Insurance	37

ARTICLE 16 – TRANSFERS		37

16.1	Restrictions on Transfers	37
16.2	Right of First Refusal	38
16.3	Exceptions to Right of First Refusal	38
16.4	Affiliate Transfers	39
16.5	Requirements Applicable to New Partners	39
16.6	Prohibitions	40
16.7	Effect of Permitted Transfer	41
16.8	Effect of Prohibited Transfers	41
16.9	Outstanding Indebtedness	41
16.10	Interests in the Joint Venture Entities	41
16.11	Other Specific Restrictions	41

ARTICLE 17 – DEFAULT		42

17.1	Defaulting Partner	42
17.2	Dividends and other Distributions to a Defaulting Partner	42
17.3	Effect of Default	42

ARTICLE 18 – TERMINATION AND DISSOLUTION		43

18.1	Term of Agreement	43
18.2	Automatic Dissolution	43
18.3	Winding-Up And Dissolution	43

ARTICLE 19 – DISPUTE RESOLUTION		44

19.1	Mutual Resolution	44
19.2	Arbitration	44

ARTICLE 20 – CONFIDENTIALITY AND DISCLOSURE OF INFORMATION		45

20.1	Business Information	45
20.2	Partner Information	45
20.3	Permitted Disclosure of Confidential Business Information	45
20.4	Disclosure Required By Law	46
20.5	Public Announcements	46

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ARTICLE 21 – GENERAL		46

21.1	Effect Of Agreement	46
21.2	Notices	46
21.3	Further Assurances	48
21.4	Applicable Law	48
21.5	Rule Against Perpetuities	48
21.6	Counterparts	48
21.7	Headings	48
21.8	Waiver	48
21.9	Severability	49
21.10	Third Persons	49
21.11	Remedies	49
21.12	Calculation of Time Periods	49
21.13	Conflicts	49

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AMENDED AND RESTATED JOINT VENTURE AGREEMENT

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT is dated December 19, 2024 (the “Amendment Date”) with effect as of January 1, 2025 (the “Effective Date”)

AMONG

GATOS SILVER, INC. (formerly, Sunshine Silver Mining & Refining Corporation), a corporation incorporated under the laws of the State of Delaware

(“GSI”)

AND

DOWA METALS & MINING CO., LTD., a corporation incorporated under the laws of Japan

(“Dowa”)

AND

OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V, a variable capital company (sociedad responsabilidad limitada de capital variable) incorporated under the laws of Mexico

(“OpCo”)

AND

MINERA PLATA REAL, S. DE R.L. DE C.V., a variable capital company (sociedad responsabilidad limitada de capital variable) incorporated under the laws of Mexico

(“MPR”)

WHEREAS, Los Gatos Luxembourg S. ar. L (“LuxCo”), Dowa, MPR, OpCo, GSI and Servicios San José De Plata, S. de R.L. de C.V. (“SSJDP”), entered into a Unanimous Omnibus Partner Agreement dated January 1, 2015 (as amended by Amendments No. 1 through No. 9 thereto, the “Original Agreement”) in respect of the exploration, development and operation of the Project (as defined herein);

AND WHEREAS, LuxCo and SSJDP have ceased to be parties to the Original Agreement as a result of LuxCo’s dissolution in 2018, prior to which all of the Participating Interest then held by LuxCo was transferred to GSI, and SSJDP’s merger with MPR in 2021, where MPR was the surviving entity;

AND WHEREAS, the Parties wish to amend and restate the Original Agreement as provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree to amend and restate the Original Agreement, with effect as of the Effective Date, as follows:

ARTICLE 1 – DEFINITIONS

1.1	Definitions

Unless otherwise required by context, for the purposes of this Agreement, including all Exhibits hereto, the following terms will have the respective meanings specified below:

“A&R Offtake Agreement” means the amended and restated offtake agreement dated the Amendment Date between Dowa and Opco.

“A&R Services Agreement” means the amended and restated services agreement dated the Amendment Date by and among Dowa, Opco and MPR.

“Affiliate” means, in respect of a Person, any corporation or entity that directly or indirectly or through one or more intermediaries or otherwise Controls, or any corporation or entity that directly or indirectly through one or more intermediaries or otherwise is Controlled by, or is under common Control with, such Person; provided, however, that with respect to the Joint Venture Entities and GSI, “Affiliate” shall not include The Electrum Group LLC, Electrum Silver US LLC, Tigris Financial (International) L.P. and Tigris Financial Group Ltd. or any of their respective Affiliates (other than GSI and its subsidiaries).

“Agreement”, “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this agreement including the exhibits and all amendments hereto, and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof.

“Amendment Date” has the meaning given to that term in the Preamble.

“Applicable Accounting Standard” means GAAP or IFRS, as determined by the Board in its sole discretion from time to time, subject to Applicable Law.

“Applicable Law” means, from time to time and at any time, with respect to any Person, property or event:

(a)	all Laws, ordinances, codes, rules, regulations, by-laws, orders, writs, injunctions, decrees, rulings, determinations, awards or standards of any Governmental Authority;

(b)	the terms and conditions of all Governmental Authorizations;

(c)	any requirements under or prescribed by applicable common law or civil code; and

(d)	all agreements with Governmental Authorities.

“Approved Budget” has the meaning given to that term in Section 12.3.

“Approved Program” has the meaning given to that term in Section 12.3.

“Arbitration Panel” means a panel of arbitrators established pursuant to Section 19.2.

“Area of Interest” means the area outlined as the “Greater Los Gatos District” in Exhibit A.

“Articles” means, with respect to each Joint Venture Entity, its Articles or Deed of Incorporation as from time to time may be amended or restated.

“Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contractual rights, relating to the Project.

“Auditors” means a firm of independent certified public accountants appointed from time to time by the Board as the auditors for each Joint Venture Entity.

“Available Cash” means an amount of available cash and cash equivalents of MPR and OpCo as determined by the Board, acting reasonably, subject to the requirement to, as of any applicable determination date, set aside as a combined cash reserve in the Joint Venture Entities at least the greater of:

(a)

the greater of (i) $20 million and (ii) such amount as is equal to the average monthly forecasted expenditures for the Joint Venture Entities determined by adding the forecasted expenditures for the three months following the determination date and dividing the sum by three; and

(b)

such amount as represents 100% of the total net projected cash outflow of the Joint Venture Entities for the six months following the determination date, after taking into account revenues or other cash inflows to be received during such six months.

“Board” means the MPR Board and/or OpCo Board, as applicable.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash distributions to be made by each Joint Venture Entity with respect to a Program, both on an individual entity and consolidated basis.

“Budgeted Capital Call” has the meaning given to that term in Section 4.1(a).

“Business” has the meaning given to that term in Section 2.8.

“Business Day” means any day other than a Saturday, Sunday or any other day when banks in Mexico City, Mexico, Vancouver, Canada or Tokyo, Japan are not generally open for business.

“Business Information” means the terms of this Agreement, and any other agreement relating to any Joint Venture Entity, the Historical Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by any Partner in performing its Obligations under the Original Agreement or this Agreement, as applicable. The term “Business Information” will not include any improvements, enhancements, refinements or incremental additions to Partner Information that are or were developed, conceived, originated or obtained by any Partner in performing its Obligations under the Original Agreement or this Agreement, as applicable.

“By-laws” means, with respect to each Joint Venture Entity, its by-laws as from time to time amended or restated.

“Capital Call” means a call or request for a Capital Contribution in writing (which may include electronic mail) that is prepared by the Service Provider and issued by the Service Provider on behalf of MPR, specifying the amount of Capital Contribution to be contributed by each Partner receiving such notice in accordance with the terms of this Agreement.

“Capital Call Dispute Notice” has the meaning given to that term in Section 4.1(b).

“Capital Contribution” means the amount of money and the fair market value of any other property contributed to the capital of any of the Joint Venture Entities by a Partner.

“Change of Control” means:

(a)	any transfer of shares or other securities or interests of a Person that directly or indirectly holds a Participating Interest; or

(b)	any amalgamation, arrangement, merger or reorganization of such Person (through the issuance of shares or other securities),

in each case, having the result of changing the Person or Persons exercising or having the ability to directly or indirectly exercise Control of such Person to include a Person that is not an Affiliate of such Person prior to such event; provided, however, that solely for the purpose of Section 16.11, none of the following shall be deemed constitute a Change of Control: (i) the First Majestic Transaction; (ii) any transfer (in any form) of equity interests, shares or other securities or interests of a Public Company Parent; (iii) any transfer (in any form) of equity interests, shares or other securities or interests of a Person to an Affiliate of such Person; or (iv) any amalgamation, arrangement, merger or reorganization of a Public Company Parent.

“Claim” means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation, in each case, whether asserted, threatened, pending or existing.

“Concentrates” has the meaning given to that term in the A&R Offtake Agreement.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either of the Partners.

“Continuing Obligations” mean Obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Control” of a corporation or company means:

(a)

the right, contractual or otherwise, directly or indirectly, to vote or cause the voting of more than 50% of the voting shares of such corporation or company (in the capacity as owner of the shares, trustee, fund manager, agent or otherwise) or otherwise being able, directly or indirectly, to direct the business and affairs of such corporation or company; or

(b)

the right, directly or indirectly, to elect or appoint a majority of the directors of such corporation or company or other Persons who have the right to manage or supervise the management of the business and affairs of such corporation or company;

and “Controlled” has a corresponding meaning.

“Current LOMP” has the meaning given to that term in Section 11.3(c).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “SOFR Determination Date”) that is two U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) 3%. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date has not been published on the SOFR Administrator’s Website, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.

“day” means a period of 24 consecutive hours, beginning and ending at 12:01 a.m. Mexico Time, provided that the reference date for any day will be the calendar date upon which the 24-hour period commenced.

“Default” has the meaning given to that term in Section 17.1.

“Default Notice” has the meaning given to that term in Section 17.1.

“Defaulting Partner” has the meaning given to that term in Section 17.1.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the Mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Diluted Partner” has the meaning given to that term in Section 3.4.

“Dowa” has the meaning given to that term in the Preamble.

“Dowa Secondees” means, collectively, the Operations Secondees and the VP Secondee.

“Effective Date” has the meaning given to that term in the Preamble.

“Electing Partner” has the meaning given to that term in Section 3.4.

“Elements Target Ranges” has the meaning given to that term in the A&R Offtake Agreement.

“Emergency Capital Call” has the meaning given to that term in Section 4.1(a).

“Emergency or Unexpected Expenditures” means, in case of emergency, any reasonable expenditures required in connection with reasonable action taken by the Service Provider that it deems necessary, acting reasonably, to protect life or the Assets or to comply with Applicable Laws and, in the case of Unexpected Expenditures, reasonable expenditures taken by the Service Provider on behalf of any Joint Venture Entity for unexpected events that are beyond its reasonable control and which do not result from a breach by it of its standard of care.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Enhancements” has the meaning given to that term in Section 20.2.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties forming the Project; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws applicable in Mexico relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and that are applicable to the Project.

“Expansion” or “Modification” means (i) a material increase in Mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change will be deemed “material” if it is anticipated to cost more than $15 million in capital expenditures to effect.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potential commercial mineralization, and including related Environmental Compliance.

“First Majestic” means First Majestic Silver Corp., a public company incorporated under the laws of British Columbia.

“First Majestic Transaction” means the indirect acquisition of all of the issued and outstanding common stock of GSI by First Majestic as contemplated in the agreement and plan of merger dated September 5, 2024 among First Majestic, Ocelot Transaction Corporation and GSI.

“Fiscal Year” has the meaning given to that term in Section 14.1.

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“Global Anti-Corruption Laws” has the meaning given to that term in Section 2.12.

“Governmental Authority” any federal, state, provincial, or municipal government, parliament or legislature, or any regulatory authority, agency, tribunal, commission, ministry, board, department, institution or similar entity of any such government, parliament or legislature, or any court or other Law, regulation or rule-making entity, having jurisdiction in the relevant circumstances, and any Person acting under the authority of any such Governmental Authority.

“Governmental Authorization” means any authorization, consent, approval, license, ruling, permit, certification, grant, right, privilege, order, judgment, ruling, directive, ordinance, decree, exemption, exoneration, filing or registration issued or required by any Governmental Authority.

“GSI” has the meaning given to that term in the Preamble.

“GSI Fees” has the meaning given to that term in Section 10.1(c).

“Historical Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, Operations, technical, accounting and financial records, and other material information developed in Operations on the Properties, or related to the Assets, prior to the date of the Original Agreement.

“IFRS” means generally accepted accounting principles for publicly accountable enterprises being International Financial Reporting Standards as approved by the International Accounting Standards Board, as those principles may be amended from time to time, consistently applied to the relevant financial statements or records.

“Indemnified Partner” has the meaning given to that term in Section 15.3(a).

“Indemnifying Partner” has the meaning given to that term in Section 15.3(a).

“Indemnitee” has the meaning given to that term in Section 15.1(a).

“Insolvency Event” means, in respect of a Party, any one or more of the following:

(a)	if a Party files a petition in bankruptcy or for reorganization or for an arrangement pursuant to any applicable Insolvency Laws now or hereafter in effect;

(b)

if a Party is adjudged bankrupt by a court of competent jurisdiction, or becomes insolvent, makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, is dissolved or suspends payment generally of its Obligations;

(c)	if a petition is filed proposing the adjudication of a Party as bankrupt or its reorganization pursuant to any applicable Insolvency Law or any similar Applicable Law, now or hereafter in effect, and:

(i)	the Party consents to that filing;

(ii)	the petition is not discharged or denied within 60 days after that filing; or

(iii)	the petition is not diligently defended against;

(d)	if a receiver, trustee, liquidator, or other similar official is appointed to take charge of a Party or of all or substantially all of the business or assets of a Party, and:

(i)	that Party consents to such appointment; or

(ii)	the appointment is not discharged or withdrawn or action is not taken by that Party to secure the discharge of that official within 60 days after the appointment.

“Insolvency Laws” means the bankruptcy, insolvency, creditor protection or similar Laws of the jurisdiction of incorporation of each Party, as applicable, or any successor Applicable Law, and the bankruptcy, insolvency, creditor protection or similar Applicable Law of any other jurisdiction (regardless of the jurisdiction of such application or competence of such Applicable Law).

“Joint Venture Entity” means each of MPR and OpCo, and collectively, the “Joint Venture Entities”.

“Law” or “Laws” means all applicable federal, provincial, state and local laws (statutory, civil or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LOMP” has the meaning given to that term in Section 11.3(c).

“Losses” means in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of external legal counsel and other professional advisors and consultants and reasonable costs of investigating and defending claims arising from the matter if those claims are sustained and also includes Taxes on a settlement payment or damage award in respect of that matter but does not include punitive, special, consequential or indirect losses or loss of profit.

“LuxCo” has the meaning given to that term in the Recitals.

“Major Decision” has the meaning given to that term in Exhibit B.

“Managers” means the MPR Managers or OpCo Managers, as applicable.

“Material Loss” has the meaning given to that term in Section 15.3(a).

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

“MLS” has the meaning given to that term in Section 5.4(a).

“MLS Secondees” has the meaning given to that term in Section 5.4(a).

“MPR” has the meaning given to that term in the Preamble.

“MPR Board” means the Board of Managers of MPR established under Section 6.1 of this Agreement.

“MPR Managers” mean the individuals who are from time to time duly elected MPR Managers of the MPR Board, or their duly appointed alternates.

“Notice of Acceptance” has the meaning given to that term in Section 16.2(b).

“Obligations” of a Party means all of its covenants, agreements, obligations, duties, liabilities, representations and warranties under this Agreement, Applicable Law, or otherwise incurred in its capacity as a Partner, including any guarantees provided by a Partner of any obligations of any Joint Venture Entity.

“OpCo” has the meaning given to that term in the Preamble.

“OpCo Board” means the Board of Managers of OpCo established under Section 8.1 of this Agreement.

“OpCo Managers” mean the individuals who are from time to time duly elected OpCo Managers of the OpCo Board, or their duly appointed alternates.

“Operations” means the activities carried out under this Agreement including Exploration, Development and operation of the Project and the marketing and sale of Products.

“Operations Committee” has the meaning given to that term in Section 6.8.

“Operations Secondees” has the meaning given to that term in Section 5.3(a).

“Ordinary Course of Business” means the ordinary course of the Business consistent with past practices.

“Original Agreement” has the meaning given to that term in the Recitals.

“Participating Interest” of a Partner means, with respect to each Joint Venture Entity, the ratio of (i) the aggregate Capital Contributions made by such Partner to (ii) the aggregate Capital Contributions made by all Partners, expressed as a percentage. Participating Interests will be calculated to four decimal places and rounded to three decimal places as follows: Decimals of .0005 or more will be rounded up (e.g., 1.5186% rounded to 1.519%); decimals of less than .0005 will be rounded down (e.g., 1.5143% rounded to 1.514%). The Participating Interests of the Partners as of the Amendment Date are set forth in Section 3.1 of the Agreement.

“Public Company Parent” means, in relation to a Partner:

(i)	if such Partner is Controlled by a company the shares of which are listed on a stock exchange, such company the shares of which are so listed; and

(j)	if such Partner is not Controlled by a Company the shares of which are listed on a stock exchange but the shares of such Partner are listed on a stock exchange, such Partner;

provided, the avoidance of doubt, that a Partner that is not, and is not Controlled by, a company the shares of which are listed on a stock exchange shall not be deemed to have a Public Company Parent.

“Partner” or “Partners” means any Person who is a holder of a Participating Interest from time to time and its respective successors, assigns and legal representatives and where the context requires will mean one or more such Persons; and, as of the Amendment Date, means GSI and Dowa.

“Partner Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Historical Data), which, as shown by written records, was developed, conceived, originated or obtained by a Partner (a) prior to entering into the Original Agreement, or (b) independent of its performance under the terms of the Original Agreement or this Agreement, as applicable.

“Party” means a party to this Agreement and “Parties” means all parties to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Products” means all ores, minerals and mineral resources produced in connection with the Project from the Properties from time to time.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Joint Venture Entities for a period determined by the Board.

“Project” means the silver, lead and zinc mine project known as the Los Gatos Project located approximately 120 kilometers south of the state capital of Chihuahua City, Mexico, comprised of concession rights and assets acquired and owned by the Joint Venture Entities covering approximately 103,000 hectares and certain surface access rights, as set forth on the map attached as Exhibit A

“Project Financing” means any financing approved by the Board and obtained by the Joint Venture Entities for the purpose of placing a mineral deposit situated on the Properties into commercial production, but will not include any such financing obtained individually by any Partner to finance payment or performance of its Obligations under the Agreement.

“Properties” means the mining concessions set out in the map in Exhibit A and all other mining concessions or other interests in real property within the Area of Interest or relating to the Project that are acquired by any Joint Venture Entity.

“Records” means all of the books, records and data, including books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data, together with the tapes, disks, diskettes, drives and other data and software storage media of the Joint Venture Entities and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Joint Venture Entities with respect to the foregoing maintained with or by any other Person).

“Representative” has the meaning given to that term in Section 6.8.

“Requisite Partner Approval” means approval of the Partners holding, in the aggregate, at least 90% of the Participating Interests in MPR and OpCo; provided that if Dowa’s Participating Interest in MPR and OpCo is diluted or otherwise reduced to less than ten percent, the unanimous approval of Dowa and GSI will be required to make any of the Major Decisions described in items (b), (c), (m) and (u) of Exhibit B.

“Restricted Person” means any Person who, or any member of a group of Persons acting together, any one of which:

(a)

is, or whose Affiliate is, then a party adverse in any pending or threatened (in writing or other reasonably satisfactory evidence of such threat) action, suit or proceeding in respect of any material matter relating to any Joint Venture Entity or the other Partner or its Affiliate;

(b)	is a direct competitor of any Joint Venture Entity or the other Partner or its Affiliate;

(c)	does not have the financial resources, experience and ability to perform the Obligations of a Partner; or

(d)

has, directly or indirectly, its principal/controlling office in a country that is subject to any economic/political sanctions imposed by Japan, Canada or the United States for reasons other than its trade or economic policies.

“ROFR Interest” has the meaning given to that term in Section 16.2(a).

“ROFR Notice” has the meaning given to that term in Section 16.2(a).

“Service Provider” has the meaning given to that term in Section 10.1(a).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator;

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time;

“SOFR Determination Date” has the meaning given to that term in the definition of “Daily Simple SOFR”;

“SOFR Rate Day” has the meaning given to that term in the definition of “Daily Simple SOFR”;

“SSJDP” has the meaning given to that term in the Recitals.

“Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority at a federal, local or municipal level, including production, income, capital, withholding, consumption, sales, use, transfer, goods and services, harmonized sales or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, social security, education, business, school, property, local improvement, development, education development and occupation taxes, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, or taxes of any kind for which the Joint Venture Entities may have any liability whether disputed or not and all employment insurance premiums.

“Transaction Document” means this Agreement, the A&R Offtake Agreement and the A&R Services Agreement.

“Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Section 16.4), either directly or indirectly (which, for greater certainty, excludes any Change of Control of a Partner, or any effect of such Change of Control); and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement. The term “Transferred,” and other forms of the word “Transfer” will have the correlative meanings.

“Transferee” means any Person to whom a Partner has made or agreed (conditionally or otherwise) to make a Transfer.

“Transferor” means a Partner that has made or agreed (conditionally or otherwise) to make a Transfer.

“Transferring Partner” has the meaning given to that term in Section 16.2.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;

“VP Secondee” has the meaning given to that term in Section 5.3(b).

1.2	Exhibits

The following Exhibits are attached to and form an integral part of this Agreement:

Exhibit A Properties and Area of Interest

Exhibit B Major Decisions

1.3	Rules of Interpretation

For all purposes of this Agreement, unless the context otherwise requires:

(a)	references to the plural include the singular and references to the singular include the plural;

(b)	references to one gender also refer to the other gender;

(c)	the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation” and the word “or” will not be exclusive;

(d)	the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)

all accounting terms not otherwise defined in this Agreement have the meanings assigned to them by, and all computations to be made under this Agreement will be made in accordance with the Applicable Accounting Standard;

(f)	the terms “day” and “days” mean and refer to calendar day(s) and the terms “year” and “years” mean and refer to calendar year(s);

(g)	references to “$” or “dollar” refer to dollars of the United States of America;

(h)

any document, instrument or agreement (including this Agreement): (i) includes and incorporates all exhibits, schedules and other attachments thereto; (ii) includes all documents, instruments or agreements issued or executed in replacement thereof; and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time;

(i)	a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time; and

(j)	this Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE 2 – SCOPE AND NATURE OF PARTNER RELATIONSHIP/BUSINESS

2.1	Scope of Agreement

This Agreement will govern and define the respective rights, interests, powers and Obligations of each of the Partners to each other and to each Joint Venture Entity as legal and beneficial owners of Participating Interests and provide for the management of the business of each Joint Venture Entity.

2.2	Relationship

(a)	The Partners disclaim any intention to create a partnership and nothing in this Agreement will constitute the Partners as partners or constitute any Partner as the agent of any other Partner.

(b)	No Partner will:

(i)	have, or represent that it has, the authority or power to act for or to undertake or create any obligation or responsibility, express or implied, on behalf of, or in the name of, any other Partner; or

(ii)	be, or represent that it is, the agent or legal representative of any other Partner.

2.3	Separate Activities

(a)

Except as otherwise specifically provided in this Agreement or any other agreement executed by the Partners, each of the Partners will have the absolute right to continue, expand, diminish or cease to carry on its existing undertaking and business activities and to engage in undertakings and business activities separate and apart from the Joint Venture Entities.

(b)	A Partner will not, by reason of this Agreement, have any interest in any other undertaking or property owned by any other Partner.

2.4	Time and Attention

Each Partner will devote such time and attention to the Joint Venture Entities as will be reasonably necessary to permit the effective operation and management of the Joint Venture Entities in accordance with the terms of this Agreement and the A&R Services Agreement, and to satisfy such Partner’s Obligations.

2.5	Partner Covenant

Each of the Partners covenants and agrees that it will vote or cause to be voted the Participating Interest held by it to accomplish and give effect to the terms and conditions of this Agreement. In the event of any conflict between the provisions of this Agreement and the Articles or the By-laws of any Joint Venture Entity, the provisions of this Agreement will govern to the extent of the conflict. Each of the Partners agrees to vote or cause to be voted the Participating Interest held by it so as to cause the Articles or the By-laws of each Joint Venture Entity to be amended to resolve any such conflict in favor of the provisions of this Agreement.

2.6	Notice by Joint Venture Entities

Each Joint Venture Entity by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Partners that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, will give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

Each Partner agrees that (i) any breach of this Section 2.6 will cause the other Partners irreparable harm and (ii) without prejudice to whatever rights and recourse the other Partners may have against the breaching Partner, the other Partners may enforce their rights under this Section 2.6 by way of injunction and will be entitled to specific performance and other injunctive relief, without the posting of a bond or other security as a remedy for any such breach or threatened breach, in order to enjoin or restrain any breach or threat of breach of any of the provisions of this Section 2.6 in addition to any other remedies the other Partners may have at law or in equity.

2.7	Endorsement on Securities

If share certificates or other form of certificated securities are issuable by the Joint Venture Entities under Applicable Law, then all such certificates will have endorsed thereon in bold type the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN AMENDED AND RESTATED JOINT VENTURE AGREEMENT DATED AS OF DECEMBER 19, 2024 AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF [THE APPLICABLE JOINT VENTURE ENTITY] EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT.

2.8	Business of the Joint Venture Entities

Unless otherwise approved by Requisite Partner Approval, the business of the Joint Venture Entities (“Business”) will be limited to the ownership, Development and Operation of the Project including, without limitation:

(a)	the conduct of Exploration within the Area of Interest;

(b)	the Development and Mining of the Properties;

(c)	the carrying out of Operations;

(d)	the completion and satisfaction all Environmental Compliance Obligations and Continuing Obligations affecting the Properties; and

(e)	the performance of any other activity necessary, appropriate, or incidental to any of the foregoing.

2.9	Offices

The principal offices of each Joint Venture Entity will be at such place or places in Chihuahua, Mexico or such other place as the Board may from time to time determine. Written notice of, and any change to, such offices will be given to each Partner.

2.10	Representations and Warranties of the Parties

(a)	Each Party represents, warrants, covenants and agrees with each other Party that:

(i)	it is duly incorporated and organized, is validly existing, and is in good standing under the laws of the jurisdiction of its incorporation or formation;

(ii)

it has, and will maintain, full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party to perform its obligations hereunder and thereunder;

(iii)

this Agreement and each Transaction Document to which it is a party and any other documents contemplated herein, constitute its legal, valid and binding Obligations, or in the case of Parties that are not Partners, obligations, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iv)

the authorization, execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party does not and will not conflict with, or result in a breach, default or violation of (A) its constating documents or By-laws, (B) any material contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or require any Governmental Authorization; and

(v)

it holds and will continue to hold its Participating Interest free and clear of all restrictions, mortgages, liens, charges, Encumbrances, security interests or agreements of any kind, except as expressly permitted under this Agreement or approved in writing by the Parties.

(b)

The representations, warranties and covenants made pursuant to this Section 2.10 will survive execution of this Agreement and each Party covenants and agrees to ensure that the representations and warranties made by it in Sections 2.10(a)(i) through (iii), and 2.10(a)(iv)(A) and (B) and, with respect to each Partner, Section 2.10(a)(v), shall remain true so long as such Party remains a Party.

2.11	Non-Reliance

Except for the representations and warranties contained in Section 2.10, no Party makes any other express or implied representation or warranty regarding the transactions contemplated hereby, and each Party expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the other (including any opinion, information, projection, or advice that may have been or may be provided to a Party or any of its subsidiaries or Affiliates by a Party, its subsidiaries or Affiliates). No Party has relied on any representation or warranty of any other Party other than the representations and warranties set forth in Section 2.10. Each Partner represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

2.12	Compliance with Global Anti-Corruption Laws

No Partner nor any Joint Venture Entity, their respective subcontractors, if any, nor any of their respective officers, directors, managers, employees or agents, shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality, political party or candidate or government or state-owned or state-controlled enterprise) or official of any international organization or private party representative, to influence his, her or its decision in an improper manner, or to gain any other improper advantage for any Person in connection with this Agreement or such Party’s business activities. Without limiting the generality of the foregoing, the Parties specifically covenant and agree to strictly comply at all times with the provisions of the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the anti-corruptions Laws of Mexico and any other nation in which either of the Joint Venture Entities does business (the “Global Anti-Corruption Laws”). In addition, each Partner and each Joint Venture Entity represent and warrant that it does not act as an agent or representative for, and is otherwise not affiliated with, any government, government official, political party, or government or government or state-owned or state-controlled enterprise, and shall advise the other Party promptly in writing prior to entering into any such relationship. Each Partners and each Joint Venture Entity, as applicable, shall immediately notify the other parties if it has any reason to believe that a violation of this Section 2.12 has occurred or may likely occur. Each Partner and each Joint Venture Entity, as applicable, shall cooperate fully in any investigation of any such potential violation.

ARTICLE 3 – INTERESTS OF PARTNERS

3.1	Aggregate Capital Contributions and Participating Interests as of the Amendment Date

The aggregate Capital Contributions and the resulting respective Participating Interests in MPR and OpCo shall, notwithstanding any entries made in the accounting, financial or corporate records of the Joint Venture Entities or any other documents or agreements entered into at or prior to the Amendment Date, for the purposes of this Agreement be deemed to be as follows on the Amendment Date:

Partner		Capital Contributions	Participating Interest
Dowa	—	$168,000,000	30%
GSI	—	$391,000,000	70%

The Participating Interests in MPR and OpCo will be adjusted from time to time to reflect Capital Contributions made by the Parties.

3.2	Grant of Security Interest

(a)	Each Partner hereby grants to the other Partner a security interest in its Participating Interest to secure performance of its Obligations.

(b)

Each Partner hereby agrees to take all action necessary to perfect such security interest and hereby appoints the other Partner its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

3.3	Subordination of Interests

Each Partner will, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interests in the Joint Venture Entities, any liens it may hold which are created under this Agreement and any other right or interest it holds with respect to the Assets to any Project Financing.

3.4	Buyout Right

In the event that a Partner’s Participating Interest in either MPR or OpCo falls below 5.0% (any such Partner, a “Diluted Partner”), the remaining Partner(s) shall have the right, but not the obligation, to purchase such Diluted Partner’s Participating Interest in all of the Joint Venture Entities by delivering the Diluted Partner written notice thereof (any Partner exercising such right, an “Electing Partner”); provided that for the purpose of this Section 3.4, a Partner’s Participating Interest shall be aggregated with Participating Interests held by any of its Affiliates, for purposes of determining whether it has fallen below the 5% threshold. The purchase price for such Participating Interest shall be the fair market value of such Participating Interests, determined as follows. Following receipt of the written notice described above, representatives from the Diluted Partner and each Electing Partner shall negotiate in good faith to determine the applicable fair market value. If the Diluted Partner and the Electing Partner(s) have been unable to agree on the fair market value of the subject Participating Interests within 45 days, the matter shall be referred to an independent qualified business valuator approved by both Partners, acting reasonably, and such business valuator will be instructed to determine the value of the Participating Interest without applying a minority discount. The cost of such valuation will be borne by the Electing Partner. Following the determination of the fair market value in accordance with this Section 3.4, the Electing Partners shall have a period of 45 days to consummate the acquisition of the subject Participating Interests from the Diluted Partner; provided, that such 45 day period shall be extended to allow for the Electing Partners to obtain all approvals and consents from any Governmental Authority and third Persons necessary for the consummation of such purchase.

3.5	Pledge of Interests

A Partner may pledge its Participating Interest as security for financing required to satisfy Capital Calls with the prior written approval of the other Partner, which approval will not be unreasonably withheld, conditioned or delayed provided that: (a) such security is not granted to a Restricted Person; and (b) the pledge of security will not adversely impact in any material respect the ability of the Joint Venture Entities to obtain project financing.

ARTICLE 4 - CONTRIBUTIONS

4.1	Capital Calls

(a)

Capital Calls shall be prepared by the Service Provider and, except as otherwise set forth below, shall be submitted to the Partners for Requisite Partner Approval pursuant to Section 9.1(h) (and such submission may be made by email). Notwithstanding the foregoing, if the funding called for by the Capital Call is contemplated in an Approved Budget (or any deviations therefrom that are permitted pursuant to this Agreement) in effect at the time of such Capital Call (a “Budgeted Capital Call”), the Service Provider is expressly authorized to issue the Budgeted Capital Call without Requisite Partner Approval. In addition, the Service Provider is expressly authorized to issue a Capital Call (an “Emergency Capital Call”) without Requisite Partner Approval in respect of any event giving rise to any Emergency or Unexpected Expenditures, to the extent that the Joint Venture Entities do not have sufficient reserves to address the event giving rise to the Emergency or Unexpected Expenditures, and Service Provider will report to the Board as soon as practicable the nature of any such emergency or unexpected event that arises, the measures it is taking in respect of such event, and the estimated related Emergency or Unexpected Expenditures. In the event that the Service Provider issues an Emergency Capital Call, Dowa shall have a grace period of 90 days to fund its pro rata portion of such Emergency Capital Call without being deemed a Defaulting Partner hereunder. During such 90 day grace period, GSI may advance Dowa’s portion of such Emergency Capital Call on behalf of Dowa, and in such event, Dowa shall repay GSI for the amount so advanced on or prior to the expiration of such 90 day grace period, which shall be deemed to be a Capital Contribution made by Dowa to the Joint Venture Entities and allocated to MPR. If Dowa fails to so reimburse GSI for any amounts so advanced by GSI prior to the expiration of such 90 day grace period and the 30 day cure period specified in Section 17.1(a)(ii), Dowa shall be deemed a Defaulting Partner hereunder in respect of such amounts.

(b)

Not later than 15 days after the issuance of any Capital Call by the Service Provider that the Service Provider has designated as a Budgeted Capital Call, any Partner may, by delivering a written notice to MPR, the Service Provider and the other Partners (such notice, a “Capital Call Dispute Notice”), dispute whether such Capital Call was called for the funding of capital consistent with the capital requirements contemplated by the Approved Budget (or any deviations therefrom that are permitted pursuant to this Agreement) in effect at the time of such Capital Call. The Partners and Service Provider will work together in good faith to resolve any such dispute as promptly as practicable. If any such dispute is not resolved within five Business Days after receipt of the Capital Call Dispute Notice, then any such dispute shall, as promptly as practicable, be submitted to binding arbitration in a manner consistent with the process contemplated by Section 19.2 and the Arbitration Panel shall render its decision as to whether such Capital Call was called for the funding of capital consistent with the capital requirements contemplated by the applicable Approved Budget (or any deviations therefrom that are permitted pursuant to this Agreement) no later than five Business Days after the selection of the chairman of the Arbitration Panel. If the Arbitration Panel determines that such Capital Call (or a portion thereof) was made for such purpose, such Capital Call (or such portion thereof) will be considered a duly made Budgeted Capital Call for all purposes of this Agreement, shall automatically be deemed authorized, made and validly issued by the Service Provider in accordance with this Agreement, and shall be required to be funded in accordance with the other provisions of this Agreement. If the Arbitration Panel determines that such Capital Call (or a portion thereof) was not made for such purpose, such Capital Call (or such portion thereof) shall not be deemed authorized, made and validly issued by the Service Provider unless otherwise approved by the Partners. The Arbitration Panel shall have the power to extend the time periods set forth in this Agreement regarding the funding of Capital Calls to the extent necessary to permit the Arbitration Panel to render its decision and to allow the Partners not more than ten days after the rendering of such decision to fund any amounts that the Arbitration Panel determines were part of a Budgeted Capital Call.

4.2	Proportional Contributions

Subject to Section 4.1, the Partners agree to make from time to time all additional cash Capital Contributions, that are called pursuant to Section 4.1(a) on an as needed basis, and in proportion to their respective Participating Interests in MPR and OpCo as of the date of the applicable Capital Call, and all such Capital Contributions shall be allocated to the Joint Venture Entities (as determined by the Board).

ARTICLE 5 – MANAGEMENT OF MPR

5.1	Management Structure

The MPR Board has exclusive authority to determine all matters related to overall management of the Business, subject to the provisions of Article 7 in respect of management of OpCo, and the explicit delegation of authority to OpCo pursuant to the terms hereof (which, for greater certainty, is subject to the rights and duties of GSI under the A&R Services Agreement). Except as specified in this Agreement, no Partner, MPR Manager or officer of MPR will have authority to act for, or assume any obligation or responsibility on behalf of, MPR without the prior written approval of the MPR Board.

5.2	Officers

The MPR Board may appoint such officers of MPR with such authorities, duties and responsibilities determined by the MPR Board as it deems necessary from time to time.

5.3	Dowa Personnel

(a)

At all times, Dowa will have the right to appoint three engineers to assist with the Operations (the “Operations Secondees”), as secondees. Dowa shall use its commercially reasonable efforts to cause the Dowa Secondees to perform services diligently and in good faith and in the best interest of the Joint Venture Entities. The Dowa Secondees shall execute standard local employment agreements. The relevant Joint Venture Entities shall pay to Dowa commercially reasonable annual fees for the Operations Secondees services (net of any salary paid by the Joint Venture Entities pursuant to such local employment agreements) and shall pay for local employment benefits, including, without limitation, all health and retirement benefits including group medical insurance (such benefits to be paid for by the Joint Venture Entities shall not include any contribution made by Dowa on behalf of any such employee to maintain Japanese health and retirement benefits); and all local accommodations, including, without limitation, reasonable housing and moving expenses and all utilities and, with respect to the VP Secondee (and without limiting paragraph (b) below), the cost of a vehicle and driver as required.

(b)

Dowa will have the right to designate one individual to be seconded to MPR to hold office as a Vice President of MPR (the “VP Secondee”), for the purpose of (i) monitoring the Project’s financial situation, including, without limitation, accounting, tax and cashflow; and (ii) making recommendations with respect to, and technical advice for mining and processing operations of the Joint Venture Entities to technical and administrative staff in Chihuahua and to the Board. The VP Secondee: (x) will have full access to all information relating to the Project’s operations at both the mine site and the Chihuahua office; (y) for day to day operational matters, shall be encouraged to offer advice based on his or her expertise and shall defer to the decisions of the President of each of MPR and OpCo; and (z) shall have the right to request from the President, attendance and participation in any meeting relating to the Project, which request shall not be unreasonably denied. The aggregate annual secondment fee payable by MPR to Dowa in connection with such secondment will be set at $200,000, and amended from time to time with the prior written consent of 100% of the Partners, and in addition to the secondment fee, MPR will be responsible for paying all local costs in connection with such individual’s accommodation, local transportation (car and driver) and local employment benefits. For greater certainty, the Secondment Agreement dated July 1, 2021, with respect to the VP Secondee shall continue in full force and effect.

(c)

Dowa may terminate any secondment at its discretion upon 90 days’ notice to the relevant Joint Venture Entity. A Joint Venture Entity may terminate any Dowa employee’s secondment upon due notice if such employee materially breaches his or her obligations under the local employment agreement if such breach cannot be remedied within five Business Days after notice has been given.

(d)

For greater certainty, the provisions in this Section 5.3 supersede any prior agreement between Dowa and GSI in respect of secondees and all such provisions are without prejudice to anything agreed with an individual secondee in a contract to which he or she is a party.

(e)

MPR currently prepares and provides to the Dowa Secondees certain detailed reports. All such reports that Dowa Secondees received on a regular basis in the year prior to the Amendment Date will continue to be provided to Dowa Secondees, including the reports set out in Exhibit D; provided, however, that MPR may make changes to such reports, or eliminate or add to reports, from time to time with Dowa’s consent, not to be unreasonably withheld, conditioned or delayed.

5.4	GSI Personnel

(a)

GSI shall have the right to second employees to the Joint Venture Entities from its wholly owned Mexican subsidiary, Minera Luz del Sol S. de R.L. de C.V (“MLS”) (such employees, “MLS Secondees”) (or through such other entity as GSI determines, in which case the references to MLS herein shall apply mutatis mutandis). For each MLS Secondee to be appointed, MLS shall notify Dowa of the name, position and salary of the MLS Secondee within 10 days of such MLS Secondee’s appointment. GSI shall moreover consult with Dowa members of the Board prior to each such appointment. Furthermore:

(i)	GSI shall provide a copy of each MLS Secondee’s employment agreement with MLS to Dowa.

(ii)

The terms of employment of each MLS Secondee with MLS shall be commercially reasonable, determined in MLS’s discretion. MLS shall make commercially reasonable efforts to cause each MLS Secondee to assist the relevant Joint Venture Entity diligently and in good faith and in the best interest of the Joint Venture Entity.

(iii)

In consideration of the services of a MLS Secondee, the relevant Joint Venture Entity shall pay MLS, within no more than 15 days of invoice receipt, in respect of each MLS Secondee, the following amounts each month:

(A)

compensation amounts paid by MLS to the MLS Secondee, including without limitation, the salary of the MLS Secondee other than any amount in respect of incentives provided to the MLS Secondee under the GSI long-term incentive plan;

(B)	the cost of all employment benefits of the MLS Secondee, including without limitation, all health and retirement benefits provided to the MLS Secondee including group medical insurance; and

(C)	vacation pay

(collectively, the “MLS Secondee Compensation”);

provided that if the MLS Secondee performs services for GSI, MLS or an Affiliate of GSI (other than a Joint Venture Entity) (“GSI Services”), which in the course of any year, account for more than 5% of the MLS Secondee’s ordinary working hours, GSI shall reimburse the relevant Joint Venture Entity for the MLS Secondee Compensation on a pro-rata basis, based on all time spent by such MLS Secondee on GSI Services.

(iv)	The term of each secondment of an MLS Secondee shall be for the period determined by GSI. Either MLS or GSI may terminate any MLS Secondee at its discretion.

ARTICLE 6 – MPR BOARD OF MANAGERS

6.1	Board

(a)

The MPR Board will consist of up to three MPR Managers. GSI will be entitled to nominate two MPR Managers and Dowa will be entitled to nominate one MPR Manager. Each Partner will designate alternatives for its nominated MPR Managers as required by Mexican Law. Each Partner will be entitled to remove and replace its nominees from time to time as provided in subsection 6.1(c) and each Partner will vote its Participating Interest in MPR to appoint or elect MPR Managers nominated in accordance with this Agreement.

(b)

Any Partner entitled to nominate a MPR Manager to the MPR Board will give written notice to each of the other Partners stating the name of the nominee or nominees to serve as a MPR Manager(s) proposed by such Partner.

(c)

Any Partner entitled to nominate a MPR Manager will be entitled to remove any such MPR Manager by written notice to such MPR Manager, the other Partners and to MPR. Any vacancy occurring on the MPR Board by reason of the death, disqualification, inability to act, resignation or removal of any MPR Manager will be filled only by a further nominee of the Partner whose nominee was so affected so as to maintain a MPR Board consisting of the numbers specified in subsection 6.1(a).

6.2	Chairman

The Chairman of the MPR Board will be elected by a simple majority of the MPR Board. For the avoidance of doubt, the Chairman may also be an officer of MPR (including the President).

6.3	Meetings of the MPR Board

(a)

Place of Meeting: Unless otherwise agreed to by all MPR Managers and subject to Applicable Law, meetings of the MPR Board will be held at the Project offices or at such other place as may be determined by the MPR Board.

(b)

Timing and Notice: A meeting of the MPR Board may be called by the Chairman, the Secretary or any MPR Manager. Notice of the time and place for the holding of any MPR Board meeting and an agenda will be provided by the Chairman to all MPR Managers at least 11 days prior to the date of such meetings or at such earlier time as the MPR Board determines. The notice of a meeting of the MPR Board will specify the nature of the business to be transacted at the meeting. Written minutes of all meetings will be prepared and distributed to the parties no later than 30 days after each meeting, which will be approved by the MPR Board during the next MPR Board meeting, and maintained and registered in accordance with Mexican Law. The MPR Board may approve such procedural rules not inconsistent with the provisions of this Agreement as it determines to be necessary or appropriate. The MPR Board will hold at least one meeting in each quarter of each Fiscal Year unless otherwise agreed by Requisite Partner Approval. Special meetings of the MPR Board may be called by any MPR Manager.

(c)

Waiver of Notice: Notice of any meeting of the MPR Board or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any MPR Manager in writing or by facsimile addressed to MPR or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a MPR Manager at any meeting of the MPR Board is a waiver of notice of such meeting, except when a MPR Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)

Telephone/Video Conference Participation: A MPR Manager may participate in a meeting of the MPR Board by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a MPR Manager participating in a meeting by those means is deemed to be present at that meeting and will be counted in the quorum. Resolutions adopted under this section (d) shall ratified in writing by each MPR Manager and shall transcribed into MPR’s minute book.

(e)

Quorum: At all duly noticed meetings of the MPR Board, the presence of a MPR Manager nominated by each Partner will constitute a quorum for the transaction of business. Participation by a MPR Manager in a meeting in accordance with Section 6.3(d) will constitute presence in person at the meeting. If a quorum is not present at any meeting of the MPR Board, the MPR Managers present thereat may adjourn the meeting from time to time for a period not to exceed 60 days, until a quorum is present.

(f)

Voting: Each MPR Manager entitled to vote on a resolution or matter will have one vote on such resolution or matter, and unless otherwise expressly provided in this Agreement, all matters before the MPR Board will be decided by majority vote of all MPR Managers present and entitled to vote including at least one MPR Manager nominated by each Partner, or by resolution approved in writing by a majority of voting MPR Managers entitled to vote. In the case of an equality of votes the Chairman will not have a casting vote. No MPR Manager will be entitled to vote in respect of any resolution or matter if the Partner that nominated such MPR Manager is a Defaulting Partner.

(g)

Action by Written Consent: Any matter to be voted on or resolution to be approved or passed by the MPR Board may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by all MPR Managers.

(h)

Expenses: MPR will reimburse MPR Managers for their reasonable and necessary out-of-pocket travel and other expenses, and pay such other reasonable compensation to the MPR Managers for their acting as such and for participating in meetings as the MPR Board may determine from time to time.

(i)

Observers: Each Partner will be entitled to appoint up to two observers to attend, but not participate in or vote at, meetings of the MPR Board and no costs related to observers attending the meetings will be reimbursed.

(j)

Operations Committee: The MPR Board will solicit proposals and recommendations from the Operations Committee from time to time, and act reasonably in considering any proposals or recommendations received from the Operations Committee or any Representative.

6.4	Major Decisions

Unless otherwise agreed in writing by the Partners, the MPR Board will not make any Major Decisions, or take any action, authorization or approval, or enter into any binding agreement with respect to any Major Decision, without having first obtained Requisite Partner Approval.

6.5	Limitation of Authority

Neither the MPR Board nor any other committee established by the MPR Board will have authority to take any action inconsistent with the terms of this Agreement.

6.6	Delegation of Authority; Officers

The MPR Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and Representatives of MPR as the MPR Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the MPR Board to approve such action directly. Any delegation of authority to OpCo shall only be to perform services and implement Major Decisions to the extent such delegated actions have received the Requisite Partner Approval.

6.7	Other Positions or Representations

Any MPR Manager or officer of MPR may also be a director or an officer or employee of a Partner or one or more Affiliates of a Partner.

6.8	Operations Committee

The MPR Board will establish an operations committee (“Operations Committee”) comprised of a minimum of two and a maximum of four individuals nominated by GSI and a minimum of two and a maximum of four individuals nominated by Dowa or their respective alternates (each, a “Representative” and collectively, the “Representatives”), with such responsibility and authority as may be designated by the MPR Board from time to time. Decisions of the Operations Committee will require unanimous approval of the Representatives, provided, however, that in the event the Operations Committee is unable to reach unanimous approval, each Representative may submit his own proposal or recommendations to the MPR Board. The Representative of a Defaulting Partner will be excluded from a vote on such decision. Minutes of the Operations Committee will be prepared and distributed to the Representatives for approval by the Representatives during the next Operations Committee meeting. The Operations Committee will meet at least monthly, unless otherwise agreed by unanimous approval of the Representatives. Each Partner will be entitled to appoint up to two observers to attend, but not participate in or vote at, meetings of the Operations Committee and no costs related to the observers attending the meetings will be reimbursed. The Operations Committee will have access to all information relevant to Operations and the Project.

The Operations Committee will not have any decision-making authority that is not expressly granted to it by the MPR Board, it being acknowledged that as of the Amendment Date no such authority has been delegated or granted to the Operations Committee, and will be responsible for advising and making recommendations to the President and the MPR Board on Operations. Unless otherwise agreed by Requisite Partner Approval, the Operations Committee’s mandate will include the following:

(a)	providing advice to the MPR Board and the Service Provider on Operations;

(b)	recommending programs and methods to improve quality and increase productivity;

(c)	reviewing plans, Programs and Budgets and making recommendations with respect to their approval or modification;

(d)	reviewing compliance with Approved Budgets;

(e)	recommending the abandonment of Properties; and

(f)	such other functions as the MPR Board may designate from time to time.

6.9	Technical Committee

The MPR Board will establish a technical committee (“Technical Committee”) comprised of a minimum of two and a maximum of four Representatives of each of GSI and Dowa. The Technical Committee will not have any decision-marking authority, and shall provide advice and recommendations to the Operations Committee. The Technical Committee will meet at least monthly, unless otherwise agreed by unanimous approval of the Representatives.

6.10	No Restriction on Competition

None of the Partners or their Affiliates or their respective MPR Managers or officers will be:

(a)	restricted from engaging in or otherwise being involved with any business that is similar to or competitive with the Business;

(b)	restricted from investing in any Person engaged in a business that is similar to or competitive with the Business; or

(c)

required to bring any business opportunity to the Joint Venture Entities or any Partner and nothing herein confers upon the Joint Venture Entities or any Partner any right to participate in any such opportunity.

No action or omission permitted in accordance with the foregoing will be impugned or challenged on the basis of conflict interest or breach of fiduciary duty.

ARTICLE 7 – MANAGEMENT OF OPCO

7.1	Management Structure

OpCo Board has exclusive authority to determine all matters related to management of OpCo, subject to the delegation described below in Section 8.6 and the rights and duties of GSI under the A&R Services Agreement. Except as specified in this Agreement and the A&R Services Agreement, no Partner, OpCo Manager or officer of OpCo will have authority to act for, or assume any obligation or responsibility on behalf of, OpCo without the prior written approval of OpCo Board.

7.2	Officers

OpCo Board may appoint such officers of OpCo with such authorities, duties and responsibilities determined by OpCo Board as it deems necessary from time to time.

ARTICLE 8 – OPCO BOARD OF MANAGERS

8.1	Board

(a)

OpCo Board will consist of up to three OpCo Managers. GSI will be entitled to nominate two OpCo Managers and Dowa will be entitled to nominate one OpCo Manager. Each Partner will designate alternatives for its nominated OpCo Managers as required by Mexican Law. Each Partner will be entitled to remove and replace its nominees from time to time as provided in subsection 8.1(c) and each Partner will vote its Participating Interest in OpCo to appoint or elect OpCo Managers nominated in accordance with this Agreement.

(b)

Any Partner entitled to nominate an OpCo Manager will give written notice to each of the other Partners stating the name of the nominee or nominees to serve as an OpCo Manager(s) proposed by such Partner.

(c)

Any Partner entitled to nominate an OpCo Manager will be entitled to remove any such OpCo Manager by written notice to such OpCo Manager, the other Partners and to OpCo. Any vacancy occurring on OpCo Board by reason of the death, disqualification, inability to act, resignation or removal of any OpCo Manager will be filled only by a further nominee of the Partner whose nominee was so affected so as to maintain an OpCo Board consisting of the numbers specified in subsection 8.1(a).

8.2	Chairman

The Chairman of OpCo Board will be elected by a simple majority of OpCo Board.

8.3	Meetings of OpCo Board

(a)

Place of Meeting: Unless otherwise agreed to by all OpCo Managers and subject to Applicable Law, meetings of OpCo Board will be held at the Project offices or at such other place as may be determined by OpCo Board.

(b)

Timing and Notice: A meeting of OpCo Board may be called by the Chairman, the Secretary or any OpCo Manager. Notice of the time and place for the holding of any OpCo Board meeting and an agenda will be provided by the Chairman to all OpCo Managers at least 5 days prior to the date of such meetings or at such earlier time as OpCo Board determines. The notice of a meeting of OpCo Board will specify the nature of the business to be transacted at the meeting. Written minutes of all meetings will be prepared and distributed to the parties no later than 30 days after each meeting, which will be approved by OpCo Board during the next OpCo Board meeting, and maintained and registered in accordance with Mexican Law. OpCo Board may approve such procedural rules not inconsistent with the provisions of this Agreement as it determines to be necessary or appropriate. OpCo Board will hold at least one meeting in each quarter of each Fiscal Year unless otherwise agreed by Requisite Partner Approval. Special meetings of OpCo Board may be called by any OpCo Manager.

(c)

Waiver of Notice: Notice of any meeting of OpCo Board or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any OpCo Manager in writing or by facsimile addressed to OpCo or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of an OpCo Manager at any meeting of OpCo Board is a waiver of notice of such meeting, except when an OpCo Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)

Telephone/Video Conference Participation: An OpCo Manager may participate in a meeting of OpCo Board by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and an OpCo Manager participating in a meeting by those means is deemed to be present at that meeting and will be counted in the quorum. Resolutions adopted under this section (d) shall ratified in writing by each OpCo Manager and shall transcribed into the Opco Board of Managers Minutes Book.

(e)

Quorum: At all duly noticed meetings of OpCo Board, the presence of a majority of OpCo Managers will constitute a quorum for the transaction of business. Participation by an OpCo Manager in a meeting in accordance with Section 6.3(d) will constitute presence in person at the meeting. If a quorum is not present at any meeting of OpCo Board, OpCo Managers present thereat may adjourn the meeting from time to time for a period not to exceed 60 days, until a quorum is present.

(f)

Voting: Each OpCo Manager entitled to vote on a resolution or matter will have one vote on such resolution or matter, and unless otherwise expressly provided in this Agreement, all matters before OpCo Board will be decided by majority vote of all OpCo Managers present and entitled to vote, or by resolution approved in writing by a majority of voting OpCo Managers entitled to vote. In the case of an equality of votes the Chairman will not have a casting vote.

(g)

Action by Written Consent: Any matter to be voted on or resolution to be approved or passed by OpCo Board may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by all OpCo Managers.

(h)

Expenses: OpCo will reimburse OpCo Managers for their reasonable and necessary out-of-pocket travel and other expenses, and pay such other reasonable compensation to OpCo Managers for their acting as such and for participating in meetings as OpCo Board may determine from time to time.

8.4	Major Decisions

Unless otherwise agreed in writing by the Partners, the OpCo Board will not make any Major Decisions, or take any action, authorization or approval, or enter into any binding agreement with respect to any Major Decision, without having first obtained Requisite Partner Approval.

8.5	Limitation of Authority

Neither OpCo Board nor any other committee established by OpCo Board will have authority to take any action inconsistent with the terms of this Agreement.

8.6	Delegation of Authority; Officers

OpCo Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of OpCo as OpCo Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for OpCo Board to approve such action directly. The Partners hereby agree and acknowledge that OpCo Board shall, to the maximum extent permitted by Law but subject to Section 8.4, delegate to the officers and employees of OpCo the power to determine all matters related to the management of OpCo.

8.7	Other Positions or Representations

Any OpCo Manager or officer of OpCo may also be a director or an officer or employee of a Partner or one or more Affiliates of a Partner.

ARTICLE 9 – PARTNER MEETINGS

9.1	Meetings of the Partners

(a)	Place of Meeting: Unless otherwise agreed to by all Partners and subject to Applicable Law, meetings of the Partners will be held in Mexico City, Mexico.

(b)

Timing and Notice: Notice of the time and place for the holding of a meeting of the Partners will be sent not less than 21 days before the meeting to each Partner entitled to vote at the meeting, to each MPR Manager and to the auditor of the Joint Venture Entities. Notice of a meeting of Partners at which special business is to be transacted will state or be accompanied by a statement of the nature of that business in sufficient detail to permit the Partner to form a reasoned judgment thereon and the text of any special resolution or by-law to be submitted for approval at the meeting. The Partners will hold at least one meeting in each Fiscal Year unless otherwise agreed by Requisite Partner Approval.

(c)

Waiver of Notice: A Partner and any other person entitled to attend a meeting of the Partners may in any manner waive notice of a meeting of the Partner, and attendance of a Partner or other person at a meeting of Partners is a waiver of notice of such meeting, except when the Partner or other person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)

Telephone/Video Conference Participation: If all the Partners entitled to vote at the meeting consent, then any Partner or any other person entitled to attend a meeting of Partner may participate in the meeting by means of telephone, video conference or other communication facilities that permit all persons participating in the meeting to communicate simultaneously and instantaneously. Resolutions adopted under this section (d) shall ratified in writing by each Partner and shall transcribed into the applicable Joint Venture Entity’s minute book.

(e)

Quorum: The necessary quorum for a meeting of the Partners will be established if there is representation, present in person or by proxy, from each Partner holding 10% or more of the Participating Interests in each Joint Venture Entity entitled to vote at such meeting. The Partners will not transact business at a meeting of Partners unless a quorum is present and complies with all requirements of Applicable Law. If a quorum is not present within one-half hour after the time appointed for the start of the meeting, the meeting will be set over to the same time and place two Business Days later, at which time those Partners present in person or by proxy will constitute a quorum. Any business may be brought before or dealt with at the adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same. Voting power will be determined based on the description in paragraph (g) below.

(f)

Written Consent in Lieu of Meetings: Any matter to be voted on or resolution to be approved or passed by the Partners may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by the Partners entitled to vote on the matter and having the requisite voting power to approve the matter or pass the resolution.

(g)

Voting: Every question submitted to a meeting of Partners will be decided by a show of hands (or the equivalent indication by voice in the case of participation in the meeting by telephone) unless: (i) otherwise required by this Agreement; or (ii) a poll is demanded by a Partner, in which case a poll will be taken and, in the case of an equality of votes, the chair will not have a casting vote and the resolution will be deemed to be defeated. On any vote at a meeting of Partners, a declaration of the chair made in good faith concerning the result of the vote will be prima facie proof of the result. Each Partner present at the meeting will have voting power equivalent to its then Participating Interest.

(h)

Required Approvals: Any matter to be determined by the Partners will require approval of Partners holding a majority of the Participating Interest of each Joint Venture Entity. Notwithstanding the foregoing, any Major Decision made by the Partners will require Requisite Partner Approval.

(i)	Minutes: Minutes of meetings of the Partners will be prepared in accordance with Applicable Law and customary practice.

ARTICLE 10 – SERVICE PROVIDER

10.1	Service Provider

(a)

OpCo is the “Service Provider” of MPR. Subject to any required Board or Partner approvals rights set forth in this Agreement and rights and duties of GSI under the A&R Services Agreement, OpCo shall be responsible for, shall make all decisions regarding and shall have full power and authority to manage the day-to-day Operations of MPR’s business, including, the exploration, development, construction and operation of MPR’s facilities and business development activities and the performance of services provided to MPR by OpCo pursuant to the A&R Services Agreement, which includes the day-to-day management and supervision of all employees of OpCo or and its Affiliates performing any such services. The appointment of OpCo as the Service Provider shall be exclusive to OpCo, except to the extent that OpCo elects to cause such duties to be provided by third parties. OpCo shall have the power and authority to execute contracts, and to take such other actions, and to direct the officers of MPR to do the foregoing, on behalf of MPR as may be necessary or appropriate to carry out MPR’s business in accordance with the Approved Budget.

(b)

For the avoidance of doubt, subject to the terms and conditions of the A&R Services Agreement, the power and authority granted to OpCo as the Service Provider shall specifically include the ability and duty to perform (or cause to be performed) the services and activities set forth in the A&R Services Agreement (subject to compliance with any Board or Partner approval rights with respect to such services and activities required pursuant to this Agreement and subject also to GSI’s rights under the A&R Services Agreement) in accordance with Approved Programs and Approved Budgets:

(c)

As consideration for the execution of GSI’s rights and duties under the A&R Services Agreement, MPR shall pay to GSI a management fee equal to $6 million per year to be paid in equal monthly installments no later than the 15th day of each month, subject to an inflationary adjustment approved by Requisite Partner Approval; provided that, in case of any year in which the Joint Venture Entities do not have any commercial production of mineral products, other than any year that includes any part of the first year of any temporary suspension or permanent closure of the Mine, the fee shall be, instead of a fixed amount as aforesaid, 3% of the total operating and capital expenditures in each Budget (the “GSI Fees”).

(d)	The Service Provider may be removed and/or replaced by Requisite Partner Approval.

(e)

Notwithstanding any provision of this Agreement, including Sections 6.1, 6.8 and 8.1, upon a material default by GSI under the A&R Services Agreement that is not cured within 90 days of written notice thereof from Dowa to GSI, Dowa may, by notice in writing to GSI: (i) terminate the rights of GSI under the A&R Services Agreement; (ii) in connection with the termination such rights, terminate the GSI Fees and/or (iii) appoint a new Service Provider (subject to the prior written approval of GSI, not to be unreasonably withheld or conditioned), which may or may not be an Affiliate of Dowa. In the event that GSI’s rights under the A&R Services Agreement are terminated, GSI shall remain liable for any acts or omissions under the A&R Services Agreement up to the time of termination.

(f)

GSI shall timely forward to Dowa all material information about the Joint Venture Entities received by GSI from OpCo or learned by GSI in connection with its rights and obligations under the A&R Services Agreement and all other information requested by Dowa and in the possession of GSI promptly upon Dowa’s request.

ARTICLE 11 – A&R OFFTAKE AGREEMENT, PRODUCTION AND PRODUCT QUALITY

In the event that Dowa’s Participating Interest in each Joint Venture Entity falls below 10% during the term of this Agreement as a result of a Transfer of its Participating Interest in such Joint Venture Entity to any Person that is not an Affiliate of Dowa in accordance with Article 16, then the A&R Offtake Agreement shall automatically be terminated and of no further force and effect upon the occurrence of such Transfer. In the event that Dowa’s Participating Interest in each Joint Venture Entity falls below 10% during the term of this Agreement, determined without taking into account any dilution of Dowa’s interest in MPR and/or OpCo, that may occur by virtue of Dowa electing not to invest in an Expansion or Modification or dilution (if any) resulting from a pro rata return of capital, then the A&R Offtake Agreement shall automatically be deemed suspended until such time, if any, as Dowa’s Participating Interest in such Joint Venture Entity(ies) equals or exceeds 10%; provided that if Dowa’s Participating Interests in any Joint Venture Entity falls below 10% in accordance with this sentence for a period of more than 90 days, then GSI shall have the right, but not the obligation, to cause OpCo to terminate the A&R Offtake Agreement.

At any time during the term of this Agreement, Dowa may, upon written notice to GSI, request to enter into an offtake agreement in respect of lead concentrate produced from the Project, which written request shall contain relevant terms and conditions for such offtake agreement. GSI will consider such request in good faith, taking into account such factors as it deems relevant (including without limitation any existing commitments for the disposition of lead concentrates and the terms and conditions proposed by Dowa in its written notice), but shall be under no obligation to cause OpCo to enter into an offtake agreement with Dowa in respect of lead concentrate. Any decision to enter any such offtake agreement with Dowa shall require Requisite Partner Approval.

GSI, and any of its successors or assigns, shall procure that the Joint Venture Entities shall:

(a)

use commercially reasonable efforts, in accordance with good mining and processing practices to continue to operate the existing fluorine leaching plant at the Project in accordance with all requirements under Mexican laws, including but not limited to obtaining and maintaining all necessary licenses and permits and complying with all reporting requirements, with the objective of achieving fluorine levels in Concentrates produced at the Project below 500 ppm;

(b)

use commercially reasonable efforts, in accordance with good mining and processing practices, to study, and, if technically feasible and commercially reasonable, to implement, techniques or technologies at the plant(s) of the Joint Venture Entities with the objective of satisfying the Elements Target Ranges;

(c)

use commercially reasonable efforts to continue producing Concentrates during the period of time projected to be the life of the Mine in the life-of-mine plan (“LOMP”) as reflected in the Technical Report Summary titled Mineral Resource and Mineral Reserve Update Los Gatos Joint Venture, State of Chihuahua, Mexico, dated October 22, 2024, with an effective date of July 1, 2024 for the Mine as of the signing of the A&R JVA (the “Current LOMP”), generally in material accordance with the Current LOMP in relation to the aggregate amounts of ore to be mined and processed for the purposes of producing Concentrates during the period of such Current LOMP, but without prejudice to the discretion of the Board to, from time to time, make modifications to the LOMP that do not prejudice such Concentrates production; and

(d)

in the event of an Expansion or Modification that does not expand Concentrates production above the Current LOMP, use commercially reasonable efforts to continue to produce and deliver amounts of Concentrates consistent with the preceding paragraph (c) (subject to availability of mineral resources), notwithstanding that such Concentrates production may be less profitable than the production at such Expansion or Modification.

For the avoidance of doubt, it shall not constitute a breach of this Agreement if, having exercised commercially reasonable efforts to procure the achievement of the outcomes described in this Section 11.3 in accordance with good mining and processing practices, GSI fails to procure any or all of such outcomes. For the further avoidance of doubt, if GSI fails to use commercially reasonable efforts to achieve any of such outcomes, GSI shall be in breach of this Agreement.

ARTICLE 12 – PROGRAMS AND BUDGETS

12.1	Operations Pursuant to Programs and Budgets

Operations will be conducted, expenses (other than Emergency or Unexpected Expenditures) will be incurred, and additional Assets will be acquired only pursuant to Approved Programs and Approved Budgets. Every Approved Program and Approved Budget will provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Approved Program and Approved Budget.

12.2	Presentation of Programs and Budgets

Proposed Programs and Budgets will be prepared by the Service Provider for a period of one year (or, in the cases of a Program and Budget for an Expansion or Modification, such other period of time as is reasonably required for the realization of such Expansion or Modification), or such other period as may be approved by Requisite Partner Approval, and will be submitted to the Board for review and consideration with all reasonable supporting documentation and annual production and operating plans for the applicable period by no later than October 15th of the prior calendar year. All proposed Programs and Budgets may include Operations, Exploration, Development, Mining and Expansion or Modification components, or any combination thereof, and following input from the Partners under Section 12.3 (and if required Requisite Partner Approval), will be reviewed and approved upon a vote of the Board in accordance with Section 6.4. Each Program and Budget approved by the Board, regardless of length, will be reviewed for approval at least once a year at a meeting of the Board. Upon receipt of a proposed Program and Budget, the Board will promptly deliver such proposed Program and Budget to each Partner.

12.3	Review and Approval of Proposed Programs and Budgets

Within 30 days after receipt of a proposed Program and Budget, each Partner will submit in writing to the Board (except in the case of any Program or Budget requiring Requisite Partner Approval, in which case each Partner will make its submission within 60 days after receipt thereof):

(a)	notice that the Partner approves any or all of the components of the proposed Program and Budget;

(b)	modifications proposed by the Partner to the components of the proposed Program and Budget; or

(c)	if such proposed Program and Budget requires Requisite Partner Approval, notice that the Partner rejects any or all of the components of the proposed Program and Budget.

If a Partner fails to give any of the foregoing responses within the allotted time, the failure will be deemed to be a vote by the Partner for approval of the proposed Program and Budget (to the extent Requisite Partner Approval is required for such Program and Budget). If a Partner makes a timely submission to the Board pursuant to Sections 12.3(a), (b) or (c), then MPR working with the other Partner will seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both Partners (without derogating from the fact that no Requisite Partner Approval is required for any Program and Budget that does not constitute a Major Decision). MPR will then call a Board meeting for purposes of reviewing and voting upon the proposed Program and Budget in accordance with Section 12.2. If no alternative proposed Program and Budget is approved by the Board, then, until a new Program and Budget is approved, the last approved Program and Budget will be used and deemed approved by the Board, subject to increases required as a result of Applicable Law, or indexing required to reflect inflation based on the consumer price index data for Mexico, or other appropriate indexing approved by Requisite Partner Approval. Any Program approved by the Board hereunder (after obtaining Requisite Partner Approval if it the Program and Budget constitutes a Major Decision) shall be referred to as an “Approved Program” and any associated Budget approved hereunder in the same manner shall be referred to as an “Approved Budget”. Notwithstanding Dowa’s review of, or input on, any Program or Budget, no Dowa approval shall be required in connection with any Program or Budget that is not a Major Decision; and, for the avoidance of doubt, any Program and Budget that is not a Major Decision that is approved only by GSI, or only GSI’s representatives on the Board, in such circumstances will be an Approved Program and Approved Budget.

12.4	Budget Overruns; Program Changes

In respect of any Approved Program or Approved Budgets, the Service Provider will promptly notify the Board of any material departure from an Approved Program or Approved Budget. Without limiting the foregoing, the Board shall provide prompt information to Dowa in respect of any cost variances of any major cost categories, which, as of the Amendment Date, are the following (and which are subject to change from time to time as agreed by the Parties): (i) mining; (ii) milling; (iii) site general & administrative; (iv) freight and handling; (v) smelting and refining; (vi) administration of the Joint Venture Entities and management fees; and (vii) capital expenditures, of 10% or more from the relevant Program and Budget, and, in such event, Dowa shall have the right to participate in meetings with GSI to discuss how to address such variances or prevent future such variances.

12.5	Sole-Funding Right for Expansions and Modifications

GSI may from time to time prepare, or cause the Service Provider to prepare, a Program and Budget contemplating an Expansion or Modification, for presentation to the Partners, either as part of the ordinary annual budgeting process, or as a separate, stand-alone Program and Budget for the relevant Modification or Expansion. If any such Program and Budget does not receive the Requisite Partner Approval within 90 days of its having been presented to the Partners in accordance with this Article 12, GSI may elect to fully fund and execute the relevant Program and Budget, diluting Dowa’s Participating Interests in each of the Joint Venture Entities on a straight-line basis, taking into account all capital contributions made by each Partner to the Joint Venture Entities, without, however, accounting for any distributions or returns of capital, such that the denominator in the applicable dilution formula would, as of the Amendment Date, be $391 million for GSI and $168 million for Dowa (subject to subsequent adjustment for Capital Contributions by each of Dowa and GSI, or by GSI as a result of any Expansion or Modification sole-funded by GSI in accordance with this Section 12.5); provided that, in the event of a sole-funding decision by GSI, Dowa shall have a one-time option to avoid dilution, within 30 days of GSI providing Dowa written notification of the completion of the relevant Modification or Expansion, by reimbursing GSI for its pro-rata share of the funding provided by GSI for the relevant project, plus a 15% mark-up and interest on the marked-up amount at SOFR plus 2%. Except as set forth in this Section 12.5, no Partner can compel any Expansion or Modification.

ARTICLE 13 – DIVIDENDS

13.1	Dividends by the Joint Venture Entities

(a)

Available Cash shall be determined by the Board on a quarterly basis within 45 days after the end of each quarter (after preparation of the interim quarterly financial statements for the Joint Venture Entities in accordance with Section 14.3) in a manner consistent with the definition of the term “Available Cash”. Subject to the remaining provisions of this Article 13, and other than upon a liquidation of the Joint Venture Entities pursuant to Section 18.3, MPR and OpCo shall, within such 45 day period, distribute such Available Cash to the Partners of record in accordance with their respective Participating Interests in the Joint Venture Entities determined as of the end of the period to which such distribution relates; provided that distributions shall only be made to the extent that the relevant interim quarterly financial statements show a sufficient profit to allow the payment of such distributions, taking into account the current after-tax earnings account (Cuenta de Utilidad Fiscal Neta or CUFIN) or capital contribution account (Cuenta Única de Capital de Aportación or CUCA) balance (depending on the form of the distribution), and shall only be made in accordance with and to the extent permitted under the applicable Mexican tax laws.

(b)

The Joint Venture Entities shall prepare and provide to the Partners a monthly forecast of projected cash balances and future dividend (or other distribution) payments for the Fiscal Year, and such forecast shall be considered and reviewed on a monthly basis at each Operations Committee meeting.

(c)

All amounts withheld pursuant to any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to MPR or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article 13 for all purposes of this Agreement. Each of the Joint Venture Entities is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to any provision of any federal, foreign, state or local law or treaty and shall allocate such amounts to those Partners with respect to which such amounts were withheld.

(d)

Except as provided in this Agreement, no Partner shall be entitled to any distribution of cash or other property from the Joint Venture Entities. Notwithstanding any provision to the contrary contained in this Agreement, the Joint Venture Entities shall not make a distribution to any Partner on account of its Participating Interest in the Joint Venture Entities if such distribution would violate Applicable Law.

13.2	Changes to Distribution Policy

No changes to the distribution policy described in this Article 15 will be made by the Board without Requisite Partner Approval. Any such distributions so approved shall be paid to the Partners of record in each such Joint Venture Entity in accordance with their respective Participating Interest in each such Joint Venture Entity.

13.3	Dividends as Default Method of Distribution

Dividends shall be the default method of distributions and the Joint Venture Entities shall not effect distributions via capital reductions if the Joint Venture Entities receive a notice from one Partner or the other that this would produce an adverse result for the Partner.

ARTICLE 14 – ACCOUNTING/REPORTING

14.1	Fiscal Year

The fiscal year (“Fiscal Year”) of each Joint Venture Entity will be determined by Requisite Partner Approval in accordance with the requirements of the Applicable Laws as soon as reasonably practicable after execution and delivery of this Agreement.

14.2	Location of Records

The books of account and Records for each Joint Venture Entity will be kept and maintained by such Joint Venture Entity at such place in the United Mexican States as the Board will determine and will be kept by such Joint Venture Entity and made available to Partners during the term of this Agreement and for a period of seven years after termination of this Agreement.

14.3	Financial Records

The financial records and other books and Records of each Joint Venture Entity will be maintained by such Joint Venture Entity on an accrual basis in accordance with the Applicable Accounting Standard and will show all items of income and expense and all Assets and liabilities in accordance with the Applicable Accounting Standard. In addition to the audited financial statements set forth in Section 14.4(a), the Joint Venture Entities shall deliver to the Partners, within 45 days after the end of each calendar quarter, unaudited quarterly financial statements in accordance with the Applicable Accounting Standard. Any Partner may require the preparation of quarterly financial statements in accordance with whichever of GAAP or IFRS that is not then the Applicable Accounting Standard, provided that such Partner bears any incremental cost associated with the preparation of such financial statements.

14.4	Audits

(a)

Within 90 days after the end of each calendar year, an audit will be completed by certified public accountants selected by, and independent of, the Joint Venture Entities, at the cost of the Joint Venture Entities. The audit will be conducted in accordance with the Applicable Accounting Standard (and, if a Partner requests, will also be conducted in accordance with whichever of GAAP or IFRS that is not then the Applicable Accounting Standard, if the requesting Partner bears any incremental cost associated with such preparation) and will cover all books and records maintained by the Joint Venture Entities pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year.

(b)

Notwithstanding the annual audit conducted by certified public accountants selected by MPR, each Partner will have the right to have an independent audit of all corporate books, records and accounts of the Joint Venture Entities, no more than once per annum. This audit will review all issues raised by the requesting Partner, with all costs borne by the requesting Partner. The requesting Partner will give the other Partner 30 days prior written notice of such audit. Any audit conducted on behalf of any Partner will be made during the Joint Venture Entities’ normal business hours and will not interfere with Operations. All written exceptions to and Claims upon the Joint Venture Entities for discrepancies disclosed by such audit will be made not more than three months after completion and delivery of such audit, or they will be deemed waived.

14.5	Monthly Statements

MPR will be required to prepare and submit to each Partner a monthly report containing (i) consolidating monthly statements of account reflecting in reasonable detail the financial condition of the Joint Venture Entities including a balance sheet, profit and loss statement and cash flow statement and (ii) a summary of the Project’s Operations including technical data and activities, by no later than 10 Business Days after the end of each month.

14.6	Other Reporting Requirements

Unless otherwise agreed in writing by the Parties, MPR will be required to prepare and provide to each Partner a weekly operations report and a daily mine and process plant report, as well as all other reports that Dowa received on a regular basis in the year prior to the Amendment Date, including the reports set out in Exhibit C, which may be amended from time to time as agreed by unanimous approval of the Partners.

ARTICLE 15 – INDEMNIFICATION AND INSURANCE

15.1	Indemnification by the Joint Venture Entities

(a)

Each Joint Venture Entity will, to the maximum extent permitted by law, indemnify and hold harmless its Managers, officers, employees, agents and representatives and all other persons exercising delegated authority on behalf of such Joint Venture Entity (individually or collectively called an “Indemnitee”), from and against all Losses which the Indemnitee may suffer, sustain, pay or incur and all Claims which may be made or brought against the Indemnitee that arise, directly or indirectly, out of the management or conduct of the Business of such Joint Venture Entity or such Indemnitee’s activities with respect thereto, except to the extent arising from such Indemnitee’s gross negligence, fraud, willful misconduct or knowing violation of this Agreement or Applicable Law.

(b)

In the event that any Indemnitee desires to assert its right to indemnification from any Joint Venture Entity pursuant to this Section 15.1, the Indemnitee will give such Joint Venture Entity prompt notice of any Claim giving rise thereto, and such Joint Venture Entity will be entitled to undertake the defense thereof other than as provided in subsections 15.1(e) and 15.1(f). The failure to promptly notify Joint Venture Entity will not relieve Joint Venture Entity of its Obligations hereunder, except and solely to the extent Joint Venture Entity is actually prejudiced by the failure.

(c)

The right of any Indemnitee to the indemnification provided under this Section 15.1 will be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and will extend to its or his heirs, successors, assigns and legal representatives.

(d)

The Board may (but will not be obligated to) obtain, at the expense of the applicable Joint Venture Entity, insurance against any Losses or Claims whether or not such Joint Venture Entity would, pursuant to this Section 15.1, be required to indemnify any Indemnitee in respect thereof.

(e)

An Indemnitee will not settle or compromise any Claim without the written consent of the applicable Joint Venture Entity unless the Indemnitee agrees in writing to forego any and all Claims for indemnification from the applicable Joint Venture Entity with respect to such Claim. However, if the applicable Joint Venture Entity, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnitee will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the applicable Joint Venture Entity, subject to the right of the applicable Joint Venture Entity to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(f)	If a Joint Venture Entity has undertaken the defense of a Claim and:

(i)	there is a reasonable expectation that:

(A)	the Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments; or

(B)	the Indemnitee may have legal defenses available to it that are different from or additional to the defenses available to the applicable Joint Venture Entity; or

(C)	the applicable Joint Venture Entity will not have employed legal counsel that is satisfactory to the Indemnitee, acting reasonably,

then the Indemnitee will have the right, at its own cost and expense, to defend such Claim.

15.2	Right of Partners to Contribution

If any Partner is held liable to a Person that is not a Partner or an Affiliate of a Partner for any Loss or Claim of any Joint Venture Entity, such Partner will be entitled to contribution from each other Partner of such other Partner’s pro rata share of such Loss or Claim (determined on the basis of Partners’ Participating Interests in such Joint Venture Entity as of the date on which the Loss or Claim arose), except to the extent that such Loss or Claim results from such Partner’s Default, fraud, gross negligence, willful misconduct or knowing violation of this Agreement or Applicable Law. The provisions of this Section 15.2 will survive termination of this Agreement, a Person ceasing to be a Partner or any purchase or Transfer made pursuant hereto with respect to any liability that accrues prior to such termination, withdrawal, purchase or Transfer.

15.3	Indemnification by the Partners

(a)

Each Partner will indemnify the other Partner, its Managers, officers, employees, agents and attorneys, or Affiliates (collectively “Indemnified Partner”) from and against the entire amount of any Material Loss. A “Material Loss” will mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Partner (“Indemnifying Partner”) of any representation, warranty or covenant contained in this Agreement, for:

(i)	any failure by a Partner to make timely payment of agreed Capital Contributions;

(ii)

any action taken for or obligation or responsibility assumed on behalf of the other Partner, its Managers, officers, employees, agents and attorneys, or Affiliates by a Partner, any of its Managers, officers, employees, agents and attorneys, or Affiliates, in violation of Section 2.2; and

(iii)	failure of a Partner or its Affiliates to comply with the rights of first refusal in Section 16.2 and other pre-emptive rights under Article 16.

(b)

No Partner, in any event, will be liable to the other Partner in respect of any Claims arising out of this Agreement for special, indirect, punitive, exemplary, speculative or other damages that are not reasonably foreseeable (unless such special, indirect, punitive, exemplary, speculative or other damages are actually paid to a third party pursuant to a third party Claim).

(c)

If any Claim or demand is asserted against an Indemnified Partner in respect of which such Indemnified Partner may be entitled to indemnification under this Agreement, written notice of such Claim or demand will promptly be given to the Indemnifying Partner. The Indemnifying Partner will have the right, but not the obligation, by notifying the Indemnified Partner within 30 days after its receipt of the notice of the Claim or demand, to assume the entire control of (subject to the right of the Indemnified Partner to participate, at the Indemnified Partner’s expense and with counsel of the Indemnified Partner’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Partner’s expense, employment of counsel of the Indemnifying Partner’s choice. Any damages to the assets or business of the Indemnified Partner caused by a failure by the Indemnifying Partner to defend, compromise, or settle a Claim or demand in a reasonable and expeditious manner requested by the Indemnified Partner, after the Indemnifying Partner has given notice that it will assume control of the defense, compromise, or settlement of the matter, will be included in the damages for which the Indemnifying Partner will be obligated to indemnify the Indemnified Partner. Any settlement or compromise of a matter by the Indemnifying Partner will include a full release of Claims against the Indemnified Partner which has arisen out of the indemnified Claim or demand.

15.4	Insurance

The Board will determine all insurance limits, deductibles and other related matters required to be addressed in connection with insurance held by the applicable Joint Venture Entity in respect of such Joint Venture Entity, and its Managers and officers.

ARTICLE 16 – TRANSFERS

16.1	Restrictions on Transfers

Except as expressly permitted in this Article 16, no Partner may Transfer any Participating Interest in any Joint Venture Entity in whole or in part, and no Partner may Transfer less than its entire Participating Interests in all Joint Venture Entities.

16.2	Right of First Refusal

Subject to Section 16.5, if a Partner (the “Transferring Partner”) wishes to Transfer its Participating Interests:

(a)

the Transferring Partner will by written notice (the “ROFR Notice”) advise each other Partner (other than Defaulting Partners) of its intention to make the Transfer, including in such notice a description of the Participating Interest proposed to be Transferred (such Participating Interest being herein called the “ROFR Interest”), the identity of the proposed Transferee, the cash consideration for which it is prepared to make such Transfer, the proposed effective date and closing date of the Transfer and any other information respecting the Transfer which it reasonably believes would be material to the exercise of the other Partner’s rights under this Section 16.2;

(b)

within 60 days from the giving of the ROFR Notice by the Transferring Partner, any other Partner (other than a Defaulting Partner) may give written notice (in this Article called a “Notice of Acceptance”) to the Transferring Partner that it elects to purchase the ROFR Interest for the applicable price and on the terms and conditions set forth in the ROFR Notice. A Notice of Acceptance will create a binding contractual obligation on the Transferring Partner and its Affiliates to sell and on the Partner giving the Notice of Acceptance and its Affiliates to purchase all of the ROFR Interest for the applicable price and on the terms and conditions set forth in the ROFR Notice, provided that if more than one Partner gives a Notice of Acceptance, the Partners who give Notices of Acceptance and their Affiliates will purchase the ROFR Interest in proportion to their Participating Interest in the Joint Venture Entities, as the case may be;

(c)

if the ROFR Interest described in the ROFR Notice is not Transferred to one of the Partners or their Affiliates pursuant to paragraph (b), above, the Transferring Partner, subject to the limitations in Sections 16.1 and 16.5, may Transfer such ROFR Interest to the Transferee specified in the ROFR Notice at any time within 120 days from the issuance of such ROFR Notice, provided that such Transfer is not on terms that are materially more favorable to such Transferee than those offered in the ROFR Notice; and

(d)

following a Transfer in accordance with Subsection 16.2(b) or 120 days from the issuance of a ROFR Notice pursuant to this Section 16.2 in respect of which a Transfer was not affected, the provisions of this Section 16.2 will once again apply to the ROFR Interest described in the ROFR Notice.

16.3	Exceptions to Right of First Refusal

Subsection 16.2 will not apply to:

(a)

any realization against a Participating Interest in any Joint Venture Entity pursuant to security granted in connection with any Project Financing or other security approved in accordance with this Agreement; or

(b)	any Transfer by a Partner to its Affiliate pursuant to Section 16.4.

16.4	Affiliate Transfers

Subject to the terms and conditions of Section 16.5, a Partner may Transfer all of its Participating Interest in all of the Joint Venture Entities to an Affiliate provided that any such Transfer will not be effective until the Transferor and the Transferee have entered into an agreement with the other Partner (which agreement will not constitute a novation without the specific agreement of the other Parties) whereby such Transferor and Transferee agree that:

(a)

such Transferee assumes and is bound by all obligations of the Transferor under this Agreement and is subject to all restrictions to which the Transferor is subject under the terms of this Agreement; and

(b)

such Transferee will re-Transfer the Participating Interest in all of the Joint Venture Entities to the Transferor or an Affiliate of the Transferor if the Transferee ceases to be an Affiliate of such Transferor;

and unless all Parties agree to release the Transferor from its Obligations under this Agreement, the Transferor will continue to be jointly and severally liable with the Transferee for such Obligations.

16.5	Requirements Applicable to New Partners

A Person who is not a Partner may become a Partner by virtue of a Transfer only upon the following conditions:

(a)	such admission is in compliance with all agreements to which the Joint Venture Entities are bound;

(b)	such admission is in compliance with all Applicable Law;

(c)	such Person is not itself and interests in itself are not tax shelter investments for the purposes of Applicable Laws related to Taxes;

(d)

such Person executes an agreement or other instrument by which such Person ratifies and agrees to be bound by this Agreement (including the provisions of this Article 16), and represents and warrants to all Partners that:

(i)	if a corporation, it is duly incorporated, organized or formed;

(ii)	it is validly existing, and (if applicable) in good standing under the Laws of the jurisdiction of its incorporation, organization or formation;

(iii)

if required by Applicable Law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation;

(iv)	it has, and will maintain, full power and authority to execute and deliver this Agreement and the document or instrument effecting the Transfer and to perform its Obligations under this Agreement;

(v)

all necessary action by the Boards, President, Partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement and the document or instrument effecting the Transfer by such Person has been duly taken;

(vi)

this Agreement and any other documents contemplated herein, constitute legal, valid and binding obligations of such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at Law or in equity);

(vii)

the authorization, execution, delivery, and performance of this Agreement and the document or instrument effecting the Transfer does not and will not conflict with, or result in a breach, default or violation of (A) the constating documents or By-laws of such Person, (B) any material contract or agreement to which such Person is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or require any Governmental Authorization, unless such requirement has already been satisfied;

(viii)

it holds and will continue to hold its Participating Interest free and clear of all restrictions, mortgages, liens, charges, Encumbrances, security interests or agreements of any kind except as expressly permitted under this Agreement, and except for any restrictions, mortgages, liens, charges, Encumbrances, security interests or agreements of any kind granted as security for any Project Financing;

(ix)

such Person assumes by operation of Law or by agreement with the other Partners, all of the Obligations of the Transferor from the effective date of the Transfer to the extent of the Participating Interest Transferred; and

(x)	in the event of a Transfer by GSI of its Participating Interest, such Person acknowledges the existence and continuation of the A&R Offtake Agreement.

16.6	Prohibitions

Notwithstanding any other provision of this Agreement, no Partner will be entitled to Transfer its Participating Interest in any Joint Venture Entity:

(a)	if the Partner is a Defaulting Partner unless prior to or concurrent with such Transfer the Partner ceases to be a Defaulting Partner or unless the Transfer is pursuant to Section 16.4;

(b)

without first obtaining the consent of the other Parties if such action would permit any other Person to accelerate or demand repayment of or otherwise result in a default with respect to any indebtedness of any Joint Venture Entity approved pursuant to this Agreement including, without limitation, any Project Financing;

(c)	if the conditions set out in Section 16.5 are not satisfied; or

(d)	to a Restricted Person, unless otherwise approved in writing by all of the Partners.

16.7	Effect of Permitted Transfer

Upon completion of any Transfer permitted pursuant to the terms of this Agreement, the Transferee will be a Partner in substitution for, or in the case of a partial Transfer, in addition to, the Transferring Partner, upon execution of a counterpart of this Agreement and compliance with the terms and conditions of this Article 16. Except as provided in this Article 16, no Transfer will give rise to a right in any Transferee to become a Partner. No Transfer will relieve the Transferring Partner of liability under this Agreement, Applicable Laws or otherwise in respect of the Transferred Participating Interest for matters arising or events occurring prior to the completion of, or in respect of, the Transferred Participating Interest. Upon the Transfer of a Partner’s entire Participating Interest (except a Transfer by mortgage, lien, pledge or other Encumbrance but including a Transfer resulting from a default in connection with such mortgage, lien, pledge or other Encumbrance), such Partner will have no further Participating Interest (other than those expressed as surviving such Transfer) except its rights and Obligations under Article 16 and Article 20 which will survive such Transfer.

16.8	Effect of Prohibited Transfers

Any Transfer of a Participating Interest in any Joint Venture Entity or any part thereof by a Partner in violation of the terms of this Agreement will be void and will not be recognized by the applicable Joint Venture Entity, provided, however, that nothing herein will be deemed to limit any right or remedy that the applicable Joint Venture Entity or any other Partner may have against such Partner.

16.9	Outstanding Indebtedness

(a)

If, on the date of closing of a permitted Transfer of a Participating Interest (other than to an Affiliate), the Transferor is indebted to MPR or another Partner or their Affiliates, then the Transferee will be required to pay the purchase price payable by it for such Participating Interest being Transferred to MPR at the time of closing, and MPR will apply the purchase price proceeds towards repayment of the indebtedness of the Transferor to MPR or other Partner or their Affiliates, as the case may be.

(b)	If there are funds remaining after complying with paragraph (a), above, then MPR will pay the balance to the Transferor.

16.10	Interests in the Joint Venture Entities

The provisions of this Agreement relating to Participating Interests of the Joint Venture Entities will apply mutatis mutandis to any shares or securities or other ownership interests into which such Participating Interests may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated; to any shares or securities or other ownership interests that are received by a Partner as a stock dividend or distribution payable in shares or securities or other ownership interests; and to any shares or securities or other ownership interests of any successor or continuing company or corporation to the applicable Joint Venture Entity that may be received by the Partner on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

16.11	Other Specific Restrictions

No Party shall agree to a Change of Control that would cause it or its successor to be a Person described in paragraph (a) or (d) of the definition of “Restricted Person” or a Japanese trading house or Japanese smelter company.

ARTICLE 17 – DEFAULT

17.1	Defaulting Partner

A Partner will be a “Defaulting Partner” in the following circumstances:

(a)	it commits a material breach of a term of this Agreement and that breach:

(i)	is incapable of remedy; or

(ii)	if capable of remedy, is not remedied within 30 days for a breach of any funding obligation under Section 4.1 and 60 days for other breaches, of being notified in writing by another Party;

(b)	an Insolvency Event occurs with respect to such Partner;

(c)	any event which will make it unlawful for that Partner to remain a Partner of any Joint Venture Entity; or

(d)	it disposes, or purports to dispose, of any Participating Interest in breach of this Agreement in each circumstance (a “Default”) and the applicable Joint Venture Entity or any other Partner has given a notice to such Partner (a “Default Notice”) specifying particulars of the Default and the Partner has not cured the Default within any applicable cure period.

All Default Notices will be copied to the applicable Joint Venture Entity and all Partners. If a Partner is a Defaulting Partner and the event or circumstance that caused it to be a Defaulting Partner has been cured or ceased to exist, it will thereupon cease to be a Defaulting Partner.

17.2	Dividends and other Distributions to a Defaulting Partner

If a Default has not been remedied within the cure period provided in subsection 17.1, the applicable Joint Venture Entity will, in good faith and as soon as reasonably practicable, determine the Losses to the applicable Joint Venture Entity or the other Partner, or both, resulting from such Default. The applicable Joint Venture Entity will notify each of the Partners of the amount so determined. All dividends or other Distributions otherwise payable by the applicable Joint Venture Entity to a Defaulting Partner will be applied by the applicable Joint Venture Entity as compensation to the applicable Joint Venture Entity or the other Partner, as the case may be, for such Losses until the applicable Joint Venture Entity or the other Partner, as the case may be, has fully recovered all such Losses, at which time the Default will have been cured and such Defaulting Partner will no longer be a Defaulting Partner hereunder.

17.3	Effect of Default

For so long as a Partner is a Defaulting Partner, it and its Managers’ rights as a Partner or Manager, respectively, including voting rights, will be suspended until such Partner ceases to be a Defaulting Partner, provided that the Defaulting Partner and its Managers will continue to be entitled to receive notices, financial statements and other information and to attend (but not vote at) meetings of Partners and Managers. A Defaulting Partner will remain obligated for all its liabilities as a Partner that accrue prior to and during the period of time such Partner is a Defaulting Partner, including any such liabilities maturing thereafter but originating from actions taken prior thereto. In the event that a Partner is a Defaulting Partner as a result of failure to make any Capital Contribution required to be made hereunder, then the other Partner may, in its sole discretion, elect to pay all of a portion of such Defaulting Partner’s Capital Contribution, and such Defaulting Partner’s Participating Interest in each Joint Venture Entity shall be reduced to reflect the amounts paid by the other Partner (and such amounts paid by the other Partner shall be deemed to be Capital Contributions made by the other Partner to each Joint Venture Entity hereunder), and upon such reduction, such Partner will cease to be a Defaulting Partner.

ARTICLE 18 – TERMINATION AND DISSOLUTION

18.1	Term of Agreement

Subject to the other terms and conditions of this Agreement, including the provisions of Section 18.2, this Agreement and each Joint Venture Entity will continue in existence from the Effective Date until:

(a)	terminated by unanimous agreement of the Partners;

(b)	100% of the Participating Interests of all Joint Venture Entities are held by a single Partner; or

(c)

the Business is sold or completely decommissioned and all obligations and liabilities of each Joint Venture Entity have been satisfied and paid and all assets of the Joint Venture Entities liquidated and distributed to the Partners.

Except as otherwise specifically provided in this Agreement, no Partner will have the right to ask for dissolution or winding up of any Joint Venture Entity’s affairs or the Distribution of assets, without the prior written consent of all the other Partners.

18.2	Automatic Dissolution

The Partners will cause a Joint Venture Entity to be wound up and dissolved forthwith upon the happening of any of the following events:

(a)

the sale of all or substantially all of the Business of such Joint Venture Entity or the assets of such Joint Venture Entity or the abandonment and reclamation of all of such Joint Venture Entity’s assets;

(b)	any event which will make it unlawful for the Business of such Joint Venture Entity to be carried on;

(c)	any event which, under Applicable Law, requires or results in the dissolution or winding up of such Joint Venture Entity; or

(d)	if all of the Partners agree.

18.3	Winding-Up And Dissolution

(a)

Upon the happening of any event requiring the dissolution of a Joint Venture Entity, the Board will exercise its powers under this Agreement for the purpose of winding up the Business of such Joint Venture Entity, liquidating its assets in an orderly manner, paying the debts, liabilities and expenses of such Joint Venture Entity, distributing any cash or other assets of such Joint Venture Entity to the Partners in proportion to their respective Participating Interests at the time of such Distribution, filing all notices of dissolution prescribed by Applicable Law, and filing all elections, determinations or designations required under the relevant tax Laws which may be necessary or desirable. Such Joint Venture Entity will engage in no new business during the period of such winding up and dissolution.

(b)

The assets of the applicable Joint Venture Entity remaining after the payment, or provision for payment, of all the liabilities the applicable Joint Venture Entity will be distributed in accordance with the applicable Articles and By-laws.

(c)

No winding-up, liquidation, termination or dissolution of a Joint Venture Entity or of the Business of such Joint Venture Entity will relieve a Partner from any obligation accruing or accrued to the date of such winding-up, liquidation, termination or dissolution.

ARTICLE 19 – DISPUTE RESOLUTION

19.1	Mutual Resolution

Any dispute among the Parties arising out of or in connection with this Agreement:

(a)

will first be attempted to be resolved by the Parties through good faith negotiations and in connection therewith, any Party may request in writing that any other Party meet and commence such negotiations within a reasonable period of time (in any event no later than seven days) after the request;

(b)	such negotiations will be between senior representatives of management of each such Party; and

(c)

if within ten Business Days after commencement of the negotiations under paragraph (a), above, the dispute has not been resolved, any Party may refer the matter to dispute resolution in accordance with the provisions set out below.

19.2	Arbitration

In the event of the Parties being unable to resolve any dispute under Section 19.1, any such dispute will be resolved: (a) in the case of a purely technical matter, by an expert agreed to by the Parties, acting reasonably; and (b) in the case of any other matter, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each Party hereby consents to any such disputes being so resolved. Each Party will have the right to nominate one arbitrator each and the arbitrators so nominated will jointly nominate an arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator, the Parties will proceed to the American Arbitration Association for the nomination of this arbitrator. The arbitration proceedings will take place in New York, New York in the English language. The arbitrators will decide ex aequo et bono and in their award the extent to which the Parties will bear the arbitration costs. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction.

ARTICLE 20 – CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

20.1	Business Information

All Business Information of each Joint Venture Entity will be owned by the applicable Joint Venture Entity. Both before and after the termination of a Joint Venture Entity, all Business Information may be used by any Partner for any purpose, without consulting with, or obligation to, the other Partner. Except as provided in Sections 20.3 and 20.4 or with the prior written consent of the other Partner, each Partner will keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

20.2	Partner Information

In performing its Obligations under this Agreement, no Partner will be obligated to disclose any Partner Information. If a Partner elects to disclose Partner Information in performing its Obligations under this Agreement, such Partner Information, together with all improvements, enhancements, refinements and incremental additions to such Partner Information that are developed, conceived, originated or obtained by any Partner in performing its Obligations under this Agreement (“Enhancements”), will be owned exclusively by the Partner that originally developed, conceived, originated or obtained such Partner Information. Each Partner may use and enjoy the benefits of such Partner Information and Enhancements in the conduct of the Joint Venture Entities hereunder, but the Partner that did not originally develop, conceive, originate or obtain such Partner Information may not use such Partner Information and Enhancements for any other purpose. Except as provided in Section 20.4, or with the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion, each Partner will keep confidential and not disclose to any third party or the public any portion of Partner Information and Enhancements owned by the other Partner that constitutes Confidential Information.

20.3	Permitted Disclosure of Confidential Business Information

(a)

Any Partner may disclose Business Information that is Confidential Information: (i) to a Partner’s officers, MPR Managers, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Partner’s performance of its Obligations under this Agreement; (ii) to any party to whom the disclosing Partner contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (iii) to any actual or potential lender, underwriter, investor or other bona fide counterparty for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Partner or to otherwise participate in an acquisition, merger, amalgamation or similar strategic transaction (including in connection with any transaction entered into by a public company parent of a Partner, if applicable) with the disclosing Partner; (iv) to the Ministry of Economy, Trade and Industry of Japan.

(b)

The Partner disclosing Confidential Information pursuant to this Section 20.3, will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 20.3 and who have agreed in writing supplied to, and enforceable by, the other Partner to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article 20. Such writing will not preclude parties described in Section 20.3(a) from discussing and completing a Transfer with the other Partner. The Partner disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

20.4	Disclosure Required By Law

(a)

Notwithstanding anything contained in this Article 20, a Partner may disclose any Confidential Information if, in the advice of the disclosing Partner’s legal counsel: (i) such disclosure is legally required to be made in a judicial, administrative or proceeding of any Governmental Authority pursuant to a valid subpoena or other applicable order; or (ii) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Partner.

(b)

Prior to any disclosure of Confidential Information under this Section 20.4, the disclosing Partner will give the other Partner at least 10 days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Partner will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Partner in intervention in any such proceeding.

20.5	Public Announcements

Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Partner will first consult with the other Partner as to the content and timing of such announcement or disclosure. If the other Partner from whom such approval is requested has not approved or has not reasonably refused such request within three Business Days of receiving such request, such other Partner will be deemed to have approved the press release or public announcement forming the subject matter of such request; provided that the foregoing shall not restrict any Partner from making any disclosure required by Applicable Law or the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Partner.

ARTICLE 21 – GENERAL

21.1	Effect Of Agreement

This Agreement, including the Exhibits hereto, reflects the whole and entire agreement among the Parties and supersedes all prior agreements among the Parties related to the subject matter hereof, including the Original Agreement. This Agreement can be amended, restated or supplemented only by the written agreement of all Parties acting individually, provided, however, that any additional Partner may be admitted to a Joint Venture Entity in accordance with the provisions of Section 16.7.

21.2	Notices

All notices or other documents authorized or required to be given pursuant hereto will be in writing, and will be delivered by hand or courier delivery or transmitted by email:

If to GSI or any Joint Venture Entity:

Gatos Silver, Inc.

925 W Georgia Street, Suite 910

Vancouver, BC V6C 3L2

Attention:

Email:

With a copy which shall not constitute notice to:

McCarthy Tétrault LLP

745 Thurlow Street, Suite 2400

Vancouver, BC V6E 0C5

Attention:

Email:

If to Dowa or any Joint Venture Entity:

Dowa Metals & Mining Co., Ltd.

14-1, Sotokanda 4-chome

Chiyoda-Ku, Tokyo

101-0021

Japan

Attention:

Email:

With a copy which shall not constitute notice to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036.7703 USA

Attention:

Email:

Any such notice or other document will be deemed to have been received:

(a)

if delivered by hand or courier delivery, when given to a responsible person at the address of the Party to which the notice or document is directed, provided that if such time is not within the hours during which business is normally conducted by the recipient Party then such notice or document will be deemed received at the commencement of business on the next Business Day; and

(b)	if by email, at the time of receipt at the address of the Party to which the notice or documented is directed.

Any Party may change its address for notice by giving notice to the other in the manner herein provided.

21.3	Further Assurances

Each of the Partners agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate this Agreement or which are considered by any Joint Venture Entity to be necessary to comply with Applicable Law for the continuation, operation or good standing of such Joint Venture Entity.

21.4	Applicable Law

Except for matters of title to the Properties or their Transfer, which will be governed by the law of their situs, this Agreement (including all exhibits and schedules hereto) and any disputes or Claim, action, suit or legal proceeding (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of this Agreement will be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflict of Laws that would permit or require the application of the substantive Laws of any other jurisdiction.

21.5	Rule Against Perpetuities

The Partners do not intend that there will be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Partners hereby agree that a court will reform that provision in such a way as to approximate most closely the intent of the Partners within the limits permissible under such rules.

21.6	Counterparts

This Agreement may be executed in counterparts and delivered by electronic means (including counterparts provided for the execution by an additional Partner), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

21.7	Headings

The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

21.8	Waiver

No waiver by any Person of any default by any Partner or Partners in the performance of any provision, condition or requirement herein will be deemed to be a waiver of, or in any manner release the said Partner or Partners from performance of any other provision, condition or requirement herein; nor will such waiver be deemed to be a waiver of, or in any manner a release of, said Partner or Partners from future performance of the same provision, condition or requirement. Any delay or omission of any Partner to exercise any right hereunder will not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one or more Partners will constitute a waiver of such right by the other Partners except as may otherwise be required by law with respect to Persons not Parties. The failure of one or more Partners to perform its or their Obligations hereunder will not release the other Partners from the performance of such Obligations.

21.9	Severability

Should any provision of this Agreement be deemed in contradiction with the Laws of any jurisdiction in which it is to be performed or otherwise be unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in force in all other respects and in all other jurisdictions. Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or the interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of Law, the validity of the other provisions of this Agreement will not be affected thereby. If such circumstances arise, the Parties will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

21.10	Third Persons

Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a party hereto any rights to remedies under or by reason of this Agreement.

21.11	Remedies

All rights and remedies under this Agreement are cumulative and in addition to other rights or remedies under this Agreement or any Applicable Law.

21.12	Calculation of Time Periods

When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period will be excluded. If the last day of such period is not a Business Day, the period in question will end on the next following Business Day. Time will be of the essence of this Agreement. Furthermore, for greater certainty, the failure of any Party to meet any deadline stated herein shall be a breach of contract and, in the event of any such failure and notwithstanding any other remedies available for such breach, if one Partner fails to meet a deadline and the other Partner has an immediately following obligation under this Agreement that is also subject to a deadline, such second Partner shall be allowed such extra number of days to satisfy such obligation as is the number of days by which the first Partner exceeded its deadline.

21.13	Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any Exhibit to this Agreement, the provision contained in the main body of this Agreement will govern and prevail to the extent of the conflict or inconsistency.

[Signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by as of the date first written above written.

DOWA METALS & MINING CO., LTD.		GATOS SILVER, INC.

By:		By:
	Name: Title:		Name: Title:

OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V.		MINERA PLATA REAL, S. DE R.L. DE C.V.

By:		By:
	Name: Title:		Name: Title:

[Signature Page to the Amended and Restated Joint Venture Agreement]

EXHIBIT A

PROPERTIES AND AREA OF INTEREST

A-1

EXHIBIT B

MAJOR DECISIONS

The following are considered “Major Decisions”, which require Requisite Partner Approval; provided, however that if such Major Decision was included in any Approved Program or Approved Budget, there shall not be a separate requirement to obtain Requisite Partner Approval prior to taking action in respect thereto:

(a)	approval of

(i)

any Program or Budget that provides for an Expansion or a Modification (subject to GSI’s rights under Section 12.5 in the case that any such Program and Budget providing for an Expansion or a Modification is not, after having been presented for Requisite Partner Approval, approved by Requisite Partner Approval);

(ii)	any Program or Budget that is submitted to Dowa more than 30 days after the time prescribed therefor;

(iii)	any Program or Budget contemplating any new Capital Contribution;

(iv)	any Program or Budget contemplating a change in mined tonnage, milling rate or operating expenditures of 20% or more on an annualized basis from the prior period’s Program and Budget;

(v)

any Program and Budget that is a revised Program and Budget, which is proposed midway through the period to which it relates, after the prior approval (by the Board or the Partners, as applicable) of a Program and Budget for such period, and which contemplates a change in any of the major cost categories, which as of the Amendment Date are the following (and which are subject to change from time to time as agreed by the Parties): (i) mining; (ii) milling; (iii) site general & administrative; (iv) freight and handling; (v) smelting and refining; (vi) administration of the Joint Venture Entities and management fees; and (vii) capital expenditures, of more than 10% from the previously adopted Program and Budget; and

(vi)	any Program or Budget that provides for an increase of capital expenditures of more than $20 million, on an annualized basis, compared with the previous period’s Program or Budget;

(b)	termination of this Agreement or the A&R Services Agreement;

(c)	any Project Financing or any loan from the Partners and any subsequent amendment, supplement, restatement, modification or replacement thereof;

(d)

the authorization of financing policies or loans, including the obtaining of credit of any kind (excluding export sales financing), provided that debts up to $5 million in aggregate, for purposes of operating capital, or equipment finance leases contemplated in an Approved Program and Budget shall not require Requisite Partner Approval;

(e)

except as contemplated in an Approved Program or Budget, the timing, nature and amount of Capital Contributions (other than Emergency Capital Calls or Budgeted Capital Calls in respect of Approved Budgets) to be made by the Partners to MPR;

(f)

authorizing transactions between any Joint Venture Entity and a Partner or an Affiliate of a Partner other than the A&R Services Agreement and the A&R Offtake Agreement, but for greater certainty, authorizing any amendments to such agreements;

(g)	any increase to the Area of Interest;

(h)

the establishment of any committee of MPR that reports to the MPR Board or pursuant to which the MPR Board has delegated any power or responsibility, and such committee’s composition, its powers and authority and its operating rules;

(i)	the voluntary surrender or abandonment of the tenements, mineral Claims, licenses or other similar rights by any Joint Venture Entity;

(j)

any amendment to the Articles or By-laws, including those that purport to: create a new class of securities; alter the voting rights of any existing class of securities; or modify the transfer restrictions applicable to such securities;

(k)	any decision in relation to the merger, amalgamation or restructuring of any Joint Venture Entity with any other entity;

(l)	any change to the distribution policy set forth in Article 13;

(m)

the creation of any security interest over any assets of a Joint Venture Entity in favor of any Person other than (i) in the Ordinary Course of Business to secure Obligations properly approved by the Board up to $1 million in aggregate; or (ii) the creation of any security interest to secure debts that do not require Requisite Partner Approval;

(n)

the appointment of a receiver, liquidator or administrator to any Joint Venture Entity, any proposal to wind up any Joint Venture Entity or make any composition or arrangement with creditors pursuant to Insolvency Laws;

(o)	the appointment, removal or replacement of the Auditors of the Joint Venture Entity;

(p)	execution, termination, amendment, variation, novation, assignment, extension or waiver of rights under any contract (written or oral) to which MPR or any other subsidiary entity is a party:

(i)

relating to the sale of Concentrates, or relating to the sale of lead concentrates to a Person described in paragraph (a) or (d) of the definition of “Restricted Person”, provided that Dowa shall be entitled to observe and comment on any tendering process for any such contract;

(ii)

in the case of a contract expressly contemplated by an Approved Program and Budget, contemplating spending by the Joint Venture Entities of more than $15 million, and, in the case of a contract not expressly contemplated by an Approved Program and Budget contemplating spending by the Joint Venture Entities of more than $2.5 million; or

(iii)	with a term of longer than three years, except for equipment finance leases contemplated in an Approved Program and Budget and otherwise permitted under paragraph (d) above;

(q)

assumption of liabilities by any Joint Venture Entity, including any of such parties being liable under any guarantee or indemnity, or similar arrangement under which any of such parties may incur liability in respect of the financial obligation of any other Person other than in the Ordinary Course of Business of such Joint Venture Entity in excess of $10 million individually, or in aggregate in any Fiscal Year;

(r)	the submission or termination of or a material amendment or variation to a Governmental Authorization by any Joint Venture Entity;

(s)	any decision to commence an initial public offering or similar public markets transaction with respect to any Joint Venture Entity;

(t)

except as contemplated in an Approved Program and Budget, the sale, transfer, lease, assignment, disposal or acquisition of assets (including, without limitation, mining concessions) or any contract to do so by the Joint Venture Entities where the aggregate market value of such assets or the consideration in respect of the sale or acquisition of such assets is in excess of $500,000 individually, or in aggregate in any Fiscal Year;

(u)

the commencement or settlement of any litigation, arbitration or other proceedings that will cause, or is likely to cause, the Joint Venture Entities to incur liabilities, Losses, damages, costs or expenses (excluding legal costs) in excess of $500,000, in aggregate (other than with respect to a dispute among the Parties);

(v)	the dissolution, liquidation or approval of an Insolvency Event with respect to any Joint Venture Entity;

(w)	the sale of all or substantially all of the assets of any Joint Venture Entity;

(x)

the admission of new Partners and the issuance of previously unissued securities in any Joint Venture Entity from treasury, as applicable, other than as a result of a Transfer permitted pursuant to the terms of this Agreement;

(y)	any decision to suspend Operations for more than six months, or any final shut-down of Operations;

(z)	any change to the Fiscal Year after the initial determination by the Board;

(aa)

any modification to the A&R Services Agreement or any change to the Service Provider, provided that any transaction described in Section 16.2 shall not be deemed to constitute a change to the Service Provider;

(bb)

(i) any modification to the LOMP that contemplates Capital Contributions by Dowa at any time during the period covered by the LOMP as so modified, or (ii) any modifications to the LOMP that would depart from the standards set out in Sections 11.3(c) or 11.3(d); and

(cc)	any inflationary adjustment to the management fee payable by MPR to GSI under Section 10.1(c).

EXHIBIT C

DOWA REPORTS

Daily	Mining	Daily Mine Report
	Mill	Daily Production Process Plant + Fluorine Leaching

Weekly	General	Weekly Safe Production Report
	Finance	LGJV Treasury Report
	Geology	LGJV Weekly Drilling Report

Monthly	G & A	LGJV OC Meeting materials
	G & A	LGJV OC Meeting minutes
	G & A	LGJV Tech Committee materials
	Finance	Monthly Financial Reporting Package
Including Monthly Report (BS, PL, CF, Summary of Ops), Supplementary Info (BS & IS details and trial balances), Costs Report (Opex and CapEx), Sales Report
	Mill	Monthly + YTD Mill Reconciliation Balance
	Geology	Monthly Drill Report & QA/QC

Quarterly	Finance	Quarterly Financial Statements
	Finance	Operating Model Forecast (3+9, 6+6, 9+3)

Annual	Offtake	Concentrate Tender Information
	Geology	Reserve & Resource and LOM Files

C-1

EXHIBIT D

DOWA SECONDEE REPORTS

Daily	Mill	Concentrado Filtrado
	Mining	Reporte de Bombeo
	Mining	Preliminar ley de extraccion
	Mining	Blending Geologia

Weekly	Mining	Plan de Desarrollo y Produccion

Monthly	Mining	Plan de Desarrollo y Produccion (including 3 Month Forecast/Mine Plan)
	Mining	DATABASE PLANNING (Deswick excel output files for monthly plan, original excel file for Daily Mine Report)
	Mining	Niveles pozos y piezómetros

Irregular	Safety	Flash Report Accident
	Safety	Investigation Report
	Offtake	Zn concentrate lot samples from OP (Manzanillo *Actual samples, not data)
	Offtake	Chemical Analysis of Zn concentrate lot mine site samples (Mine Lab)
	Offtake	Chemical Analysis of Zn concentrate lot Manzanillo samples (Mine Lab/AHK)
	Offtake	Certification Analysis for Zn conc Shipment
	Mining	Deswik mine model
	Mining	Ventsim ventilation model

D-1